Exhibit 10.63

LEKSELL GAMMA KNIFE PERFEXION

PURCHASED SERVICES AGREEMENT

THIS PURCHASED SERVICES AGREEMENT ("Agreement") is made and entered into as of August 5, 2011 (the "Effective Date"), by and between JACKSONVILLE GK EQUIPMENT, LLC, a Delaware limited liability company ("JGKE") and ST. VINCENT’S MEDICAL CENTER, INC., a Florida non-profit corporation, ("Medical Center"), with reference to the following facts:

RECITALS

WHEREAS, Medical Center wants to obtain the right to use (the "Service") a Leksell Gamma Knife Perfexion, including all associated and necessary software (the "Equipment"), manufactured by Elekta Instruments, Inc., a Georgia corporation ("Elekta"); and

WHEREAS, JGKE is willing to provide Medical Center with the right to use the Equipment which JGKE has acquired from Elekta, pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Right to Use the Equipment. Subject to and in accordance with the covenants and conditions set forth in this Agreement, JGKE hereby grants the right to use the Equipment to Medical Center, including all software sublicensed to Medical Center by Elekta pursuant to the End User License Agreement between Elekta and Medical Center, and Medical Center hereby accepts the right to use the Equipment from JGKE. The Equipment to be placed at the Medical Center pursuant to this Agreement shall include the Gamma Knife technology as specified in Exhibit 1, including all hardware and software related thereto.

2.            LGK Agreement. Simultaneously with the execution of this Agreement, Medical Center and Elekta shall enter into that certain Leksell Gamma Knife End User Agreement pertaining to the Equipment (the "LGK Agreement"), a copy of which is attached hereto as Exhibit 2. Medical Center shall perform, satisfy and fulfill all of its obligations arising under the LGK Agreement when and as required thereunder. Medical Center acknowledges that JGKE is a third party beneficiary of the LGK Agreement and, in that capacity, JGKE shall be entitled to enforce the terms and provisions of the LGK Agreement.

3.            Term of the Agreement. The initial term of this Agreement (the "Term") shall commence as of the date hereof and, unless earlier terminated or extended in accordance with the provisions of this Agreement, shall continue for a period of ten (10) years following the date of the performance of the first clinical Procedure (as defined in Section 8) performed on the Equipment (the "First Procedure Date") at the Site (as defined in Section 5.1). The parties agree to amend this Agreement to memorialize the First Procedure Date upon the performance of the first clinical Procedure performed on the Equipment. Medical Center’s obligation to make the "Purchased Services Payments" to JGKE for the Equipment described in Section 8 below shall commence as of the First Procedure Date.

4.            User License. Medical Center shall apply for and use its reasonable efforts to obtain in a timely manner a User License from the Nuclear Regulatory Commission and, if necessary, from the applicable state agency authorizing it to take possession of and maintain the Cobalt supply required in connection with the use of the Equipment during the term of this Agreement. Medical Center also shall apply for and use its best efforts to obtain in a timely manner all other licenses, permits, approvals, consents and authorizations which may be required by state or local governmental or other regulatory agencies for the development, construction and preparation of the Site, the charging of the Equipment with its Cobalt supply, the conduct of acceptance tests with respect to the Equipment, and the use of the Equipment during the Term, as more fully set forth in Article 2.1 of the LGK Agreement. JGKE shall provide all necessary assistance to the Medical Center in applying for and for obtaining all such licenses, permits, approvals, consents or authorizations. If the applicable regulatory authorities affirmatively decline to issue a required license, permit, approval, consent or authorization notwithstanding Medical Center’s best efforts to obtain the same, all parties shall be released from further performance or any obligations or duties arising under this Agreement and this Agreement shall terminate immediately with no penalty to Medical Center.

5.            Delivery of Equipment; Site.

5.1      JGKE shall coordinate with Elekta and Medical Center to have the Equipment delivered to Medical Center at the site, as described in Exhibit 5.1 of this Agreement (the "Site"), which delivery is anticipated to be on or before October 2011, a date which has been mutually agreed to by the parties, subject to all approvals and User Licenses having been obtained by Medical Center. Elekta and JGKE shall, at their cost, expense and risk, coordinate and cause all Equipment to be delivered to Medical Center FOB Destination and C.I.F. For the purposes of this Section, C.I.F. shall mean that the pricing set forth herein includes the insurance, freight, and transport costs and that risk of loss of the Equipment shall pass to Medical Center upon installation of Equipment at Site.

5.2      Upon advance notice and at a mutually agreeable time, Medical Center shall provide reasonable access to the Site for the delivery of Equipment. Medical Center at its cost and expense shall prepare the Site for the Equipment in accordance with Elekta’s guidelines, specifications, technical instructions and site planning criteria (which site planning criteria are attached as Exhibit 3 of this Agreement) (collectively the "Site Planning Criteria"). The location of the Site has been agreed upon by Medical Center and JGKE as described in Exhibit 3 of this Agreement.

6.            Site Preparation and Installation of Equipment and Acceptance.

6.1      Medical Center, at its cost, expense and risk, shall prepare all plans and specifications required to construct and improve the Site for the installation, use and operation of the Equipment during the Term. The plans and specifications shall comply in all respects with the Site Planning Criteria and with all applicable federal, state and local laws, rules and regulations. All plans and specifications prepared by or on behalf of Medical Center (and all material changes thereto following approval by JGKE and Elekta) shall be subject to the written approval of JGKE and Elekta prior to commencement of construction at the Site. Medical Center shall provide JGKE and Elekta with a reasonable period of time (not to exceed fourteen (14) days) for the review and consideration of all plans and specifications following the submission thereof for approval (and JGKE shall not unreasonably withhold or delay its approval). Following approval of the plans and specifications by JGKE and Elekta, Medical Center, at its cost and expense, shall use best efforts to obtain all permits, certifications, approvals or authorizations required by applicable federal, state or local laws, rules or regulations necessary to construct and improve the Site for the installation, use and operation of the Equipment. JGKE and Elekta will provide all necessary assistance to Medical Center in obtaining such permits and/or approvals.

6.2      Based upon the plans and specifications approved by JGKE and Elekta, Medical Center, at its cost, expense and risk, subject to the reimbursement provided herein, shall prepare, construct and improve the Site as necessary for the installation, use and operation of the Equipment during the Term, including, without limitation, providing all temporary or permanent shielding required for the charging of the Equipment with the Cobalt supply and for its subsequent use, selecting and constructing a proper foundation for the Equipment and the temporary or permanent shielding, aligning the Site for the Equipment, and installing all electrical systems and other wiring required for the Equipment, which are identified in the Site Planning Criteria, and secure/authorized badge entry to the Site compatible with Medical Center’s systems. In connection with the construction of the Site, Medical Center shall select, purchase and install all radiation monitoring equipment, devices, safety circuits and radiation warning signs required, if any, at the Site in connection with the use and operation of the Equipment, all in accordance with applicable federal, state and local laws, rules, regulations or custom. The foregoing construction and radiation safety products and services shall not be considered a Medical Center Direct Operating Expenses but shall be considered as part of the Program for valuation purposes.

6.3      Medical Center, at its cost, expense and risk, shall be responsible for the installation of the Equipment at the Site, including the positioning of the Equipment on its foundation at the Site in compliance with the Site Planning Criteria. Notwithstanding any of the above, such cost and expense shall not exceed *.

6.4      Medical Center warrants and ensures that upon completion of preparation, construction, and improvement of the Site, and delivery of Equipment, (a) the Site shall comply in all material respects with the Site Planning Criteria and all applicable federal, state and local laws, rules and regulations, and (b) with respect to those portions of the Site that are not addressed by the Site Planning Criteria, the Site shall be safe and suitable for the ongoing use and operation of the Equipment during the Term.

6.5      The parties shall use their reasonable efforts to satisfy their obligations under this Section 6 in a timely manner. The parties shall keep each other informed on a regular basis of the progress in the design of the Site, the preparation of plans and specifications, the construction and improvement of the Site, and the satisfaction of its other obligations under this Section 6. In all events, all construction and improvement of the Site required for the installation, positioning and testing of the Equipment shall be completed on or prior to the delivery date described in Section 5.1 above. During the Term, Medical Center, at its cost and expense, shall maintain the Site in a good working order, condition and repair, reasonable wear and tear excepted.

6.6       Medical Center shall have accepted the Equipment when Medical Center’s physicist has approved the Equipment in accordance with Elekta’s technical specifications which have been provided to Medical Center. Medical Center’s physicist shall use best efforts to reasonably approve the Equipment and the Equipment shall be accepted prior to any Procedures.

7.            Marketing.

7.1       Not less than ninety (90) days prior to the First Procedure Date and the commencement of each succeeding twelve (12) month period during the Term, JGKE and Medical Center shall jointly develop an annual marketing plan, budget and timeline for the clinical service to be supported by the Equipment for the succeeding twelve (12) month period of the Term (the "Plan"), which Plan shall be implemented by Medical Center based on the approved budget and timeline. The Plan shall require the approval of both JGKE and Medical Center; however, neither party’s approval of such Plan shall be unreasonably withheld or delayed. If Medical Center has not approved or disapproved the same within thirty (30) days following its receipt, Medical Center shall be deemed to have approved the same. Funds expended by Medical Center in accordance with the Plan shall be deemed "Medical Center’s Direct Operating Expenses," and shall be reimbursed from the "Gross Technical Component Collections" (as such quoted term is defined in Section 8 below); provided that (a) if the Gross Technical Component Collections during any month are insufficient to cover Medical Center’s Direct Operating Expenses, then such expenses shall be carried forward until reimbursed from future Gross Technical Component Collections; and (b) Medical Center shall make available upon request invoices (together with documentary evidence supporting the invoices) for marketing expenditures paid to unrelated third parties that are included in the Plan. The annual marketing budget will not exceed * in the aggregate.

Medical Center shall use commercially reasonable efforts to promote the Program and to encourage the use thereof by the public and medical community.

8.            Purchased Services Payments.

8.1          The parties acknowledge that the compensation payable to JGKE for the Equipment as set forth in this Agreement has been established by the parties pursuant to a fair market value appraisal by an independent, qualified appraisal firm. Based thereon, the Parties believe that the Purchased Services Payments represent fair market value for the use of the Equipment, and the other services provided hereunder.

8.2          In consideration for and as compensation to JGKE for the use of the Equipment by Medical Center pursuant to this Agreement, Medical Center shall pay to JGKE, on a monthly basis, the applicable "Purchased Services Payments" (as defined below) for each "Procedure" that is performed by Medical Center, whether on an inpatient or outpatient basis, and irrespective of whether the Procedure is performed on the Equipment or using any other equipment or devices. As used herein:

(a)       "Purchased Services Payments" shall be equal to the percentage (%) (set forth in Schedule 1 of this Agreement) of the "Net Technical Component Collections" for the applicable period relating to each Procedure performed using the Equipment and/or any other equipment or devices at the Site during the Term of this Agreement.

(b)       "Net Technical Component Collections" shall mean the *.

(c)       "Gross Technical Component Collections" means the total amount actually collected (less any uncontested returns or refunds) by Medical Center during each month from any and all payor sources, including, without limitation, patients, insurance companies, state or federal government programs or any other third party payors, including, without limitation, all copayments and deductibles, as reimbursement for the technical component of all services (including, but not limited to, treatment planning and delivery) pertaining to each Procedure performed on the Equipment and/or any other equipment or devices during the term of this Agreement. Subject to all applicable legal requirements, Medical Center agrees that it will utilize best efforts to maximize third party reimbursement for the Gamma Knife program and revenues from the Gamma Knife program; provided, however, JGKE acknowledges and agrees that Medical Center may perform Procedures on patients who qualify under Medical Center’s guidelines for free or reduced cost care regardless of such patients’ ability to pay.

(d)       "JGKE's Direct Operating Expenses" shall equal *.

(e)       "Medical Center's Direct Operating Expenses" shall be *.

(f)        "Procedure" means any treatment that involves stereotactic, external, single fraction, conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum.

8.3          Within twenty (20) days after the last day of each month (or portion thereof) during the term of this Agreement, (a) Medical Center shall inform JGKE in writing as to (i) the number of Procedures performed during that month utilizing the Equipment (and, if applicable, any other equipment or devices); and (ii) the Gross Technical Component Collections during that month; and (b) each party shall inform the other party in writing as to such party's respective Direct Operating Expenses relating to that month which shall be determined in good faith in accordance with Generally Accepted Accounting Principles ("GAAP") consistently applied and the terms of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, neither party shall have the right to recover its Direct Operating Expenses that are known (or reasonably should have been known) but are submitted more than six (6) months after being incurred by such party. Medical Center certifies that all claims submitted for reimbursement to the appropriate payors shall be in accordance with its standard billing and collection policies and procedures which provide that claims shall be submitted within twenty (20) days of (i) each outpatient Procedure and (ii) discharge for each inpatient Procedure. If no Gross Technical Component Collections are received during any month, then, no Purchased Services Payments shall be owing by Medical Center to JGKE for that month, subject however, to each party’s right to recover its respective Direct Operating Expenses as set forth in Section 8.5 below.

8.4          During the Term of this Agreement, Medical Center shall, by the twenty-fifth (25th) day of each month, remit JGKE’s aggregate Purchased Services Payment, together with JGKE's Direct Operating Expenses, for the immediately preceding month, and, for a period of twenty-five (25) months following the termination or expiration of this Agreement (the "Collections Run-Out Period"), Medical Center shall, by the twenty-fifth (25th) day of each such month, continue to remit JGKE’s aggregate Purchased Services Payment pertaining to Gross Technical Component Collections received during the Collections Run-Out Period (which Purchased Services Payments during the Collections Run Out Period shall be calculated without deduction for any Direct Operating Expenses, unless such Direct Operating Expenses were carried forward from, and relate to, any period prior to the termination or expiration of the Agreement). All or any portion of any Purchased Services Payment and/or JGKE’s Direct Operating Expenses which are not paid in full within forty-five (45) days after its due date shall bear interest at the rate of one and one-half percent (1.50%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) until the unpaid Purchased Services Payment and/or JGKE’s Direct Operating Expenses, together with all accrued interest thereon are paid in full. JGKE will accept payment from Medical Center in the following forms: check and electronic funds transfer. If JGKE shall at any time accept any Purchased Services Payment and/or JGKE’s Direct Operating Expenses from Medical Center after it shall become due, such acceptance shall not constitute or be construed as a waiver of any or all of JGKE’s rights under this Agreement, including the rights of JGKE set forth in Section 19 hereof.

8.5          Notwithstanding the foregoing, with respect to any month for which Gross Technical Component Revenues are equal to or less than the sum of each party's respective Direct Operating Expenses, such Gross Technical Component Revenues shall be used to pay the pro rata portion of Medical Center's Direct Operating Expenses and JGKE's Direct Operating Expenses (which portion shall be equal to the proportion that each party's Direct Operating Expenses bears to the whole). Any shortfall in the reimbursement of each party's Direct Operating Expenses shall be carried over to the next month(s) and shall be paid in full from Gross Technical Component Revenues prior to the payment of any Purchased Services Payment to JGKE.

8.6           Within thirty (30) days after the close of each month, Medical Center shall provide JGKE with a written report indicating the status of billings and collections for each Procedure performed during that month using the Equipment and/or any other equipment or devices, including, without limitation, the amount of the claim submitted and the amount received for each such Procedure provided, however, Medical Center shall not identify the patient or payor.

8.7           Inspection of Records and Record Retention. Throughout the initial Term and any successive terms, and thereafter until final settlement of all amounts owed to or claimed by either party under this Agreement, each party, at its own expense, shall have the right upon request and from time-to-time, not more than once annually, to inspect, audit and copy the other party's books and records which relate to the accounting for and calculation of Gross Technical Component Revenues, Net Technical Component Revenues, and each party’s respective Direct Operating Expenses; provided that any patient names or identifiers shall not be disclosed. JGKE acknowledges that Medical Center's managed care contracts may contain confidentiality provisions that prohibit Medical Center from disclosing payment rates to JGKE. Accordingly, Medical Center agrees to provide payment rates to JGKE’s designated auditing firm for purposes of auditing and monitoring the Purchase Services Payments and other obligations contemplated by the parties under this Agreement. JGKE’s designated auditing firm shall agree to (i) only use the payment rate information in connection with this Agreement, and (ii) disclose to JGKE the minimum amount information regarding payment rates as necessary for JGKE to audit and monitor the Purchased Services Payments and other obligations contemplated by the parties under this Agreement; provided, however, JGKE's auditing firm shall in no case share Medical Center's payment rates with JGKE.

8.8          Reimbursement Rate for Gamma Knife Procedures. Medical Center shall use commercially reasonable efforts to renegotiate Medical Center's existing managed care contracts to include coverage for stereotactic radiosurgery services utilizing the Equipment to be provided through the Program and to include in new managed care contracts provisions covering such services. It is understood that certain Procedures may be performed on the Equipment for research or charity purposes. The parties shall mutually agree in advance as to the number of research procedures that will be performed.

8.9          Survival. The provisions of this Section 8 shall survive the termination or expiration of this Agreement.

8.10          Stark Law Compliance. The parties agree and acknowledge that pursuant to the federal Stark Law, in the event any physician(s) (or immediate family member) has a direct or indirect ownership or investment interest in JGKE at any time during the term of this Agreement, such physician-owner(s) shall not "refer" to Medical Center for any "designated health services," including but not limited to laboratory, radiology, radiation therapy, and inpatient/outpatient hospital services, and shall not direct any other physician to make a "referral" to Medical Center, and shall not control the "referrals" of any other physician to Medical Center. The parties further agree that for purposes of the Stark Law, the term "referral" does not include a request by a radiation oncologist for radiation therapy or ancillary services necessary for, and integral to, the provision of radiation therapy, if the request results from a "consultation" initiated by another physician; and (ii) the tests or services are furnished by or under the supervision of radiation oncologist or another radiation oncologist in the same group practice. A "consultation" means a professional service furnished to a patient by a physician if the following conditions are satisfied: (i) the physician's opinion or advice regarding evaluation or management or both of a specific medical problem is requested by another physician; (ii) the request and need for the consultation are documented in the patient's medical record; and (iii) after the consultation is provided, the physician prepares a written report of his or her findings, which is provided to the physician who requested the consultation. With respect to radiation therapy services provided by a radiation oncologist, a course of radiation treatments over a period of time will be considered to be pursuant to a consultation, provided that the radiation oncologist communicates with the referring physician on a regular basis about the patient's course of treatment and progress. On or before the Effective Date of this Agreement, JGKE shall cause each physician (or immediate family member) with a direct or indirect ownership or investment interest in JGKE to execute the Physician Acknowledgement attached hereto as Attachment 1 and incorporated herein.

9.           Use of the Equipment.

9.1          The Equipment shall be used by Medical Center only at the Site and shall not be removed therefrom. Medical Center shall use the Equipment only in the regular and ordinary course of Medical Center’s business operations and only within the capacity of the Equipment as determined by Elekta’s specifications, unless otherwise authorized in writing by JGKE and Elekta. Medical Center shall not use or permit the Equipment to be used in any manner or for any purpose which, the Equipment is not designed or reasonably suitable, unless otherwise authorized in writing by JGKE and Elekta.

9.2          Notwithstanding anything to the contrary contained in this Agreement, this is an agreement of purchasing the Service only. JGKE shall only offer to Medical Center the Service pursuant to the terms and conditions of this Agreement. Nothing herein shall be construed as conveying to Medical Center any right, title or interest in or to the Equipment, except for the express right to use the Equipment granted herein to Medical Center during the Term. All Equipment shall remain personal property (even though said Equipment may hereafter become attached or affixed to real property) and the title thereto shall at all times remain exclusively in JGKE.

9.3          During the Term, upon the request of JGKE, Medical Center shall promptly affix to the Equipment an identifying label supplied by JGKE indicating JGKE’s ownership of the Equipment, and shall keep the same affixed for the entire Term. Medical Center hereby authorizes JGKE to cause this Agreement or any statement or other instrument showing the interest of JGKE in the Equipment to be filed or recorded, or refiled or re-recorded, with all governmental agencies considered appropriate by JGKE. Medical Center also shall promptly execute and deliver, or cause to be executed and delivered, to JGKE any statement or instrument reasonably requested by JGKE for the purpose of evidencing JGKE’s interest in the Equipment, including UCC financing statements and other relevant statements and waivers with respect to rights in the Equipment from any owners or mortgagees of any real estate where the Equipment may be located.

9.4          At Medical Center's cost and expense, Medical Center shall use commercially reasonable efforts to (a) protect and defend JGKE’s ownership of and title to the Equipment from and against all persons claiming against or through Medical Center, (b) at all times keep the Equipment free from any and all liens, encumbrances, attachments, levies, executions, burdens, charges or legal processes imposed against Medical Center, and (c) give JGKE written notice of any matter described in this clause within five (5) business days of Medical Center’s knowledge thereof, and (d) in the manner described in Section 21 below indemnify JGKE harmless from and against any loss, cost or expense (including reasonable attorneys’ fees) with respect to any of the foregoing.

10.          Additional Covenants of Medical Center. In addition to the other covenants of Medical Center contained in this Agreement, Medical Center shall, at its cost and expense:

10.1          Provide properly trained professional, technical and support personnel and supplies required for the proper performance of Gamma Knife procedures utilizing the Equipment. In this regard, Medical Center shall make reasonable efforts to maintain on staff a minimum of two (2) Gamma Knife trained teams comprised of neurosurgeons, radiation oncologists and physicists. The Gamma Knife shall be available for use by all credentialed neurosurgeons, radiation oncologists and physicists.

10.2          Direct, supervise and administer the provision of all services relating to the performance of Procedures utilizing the Equipment in accordance with all applicable laws, rules and regulations.

10.3          Keep and maintain the Equipment and the Site secure and free from unauthorized access or use by any person to the extent that Medical Center provides security for its other radiation oncology services.

10.4          Operate a radiation therapy department at the Site. JGKE acknowledges that the Equipment will be located on the same campus as the radiation therapy department, in a different but physically connected building.

11.          Additional Covenants of JGKE. In addition to the other covenants of JGKE contained in this Agreement, JGKE, at its cost and expense, shall:

11.1          Use its best efforts to require Elekta to meets its contractual obligations to JGKE and Medical Center upon delivery of the Equipment and put the Equipment, as soon as reasonably possible, into good, safe and serviceable condition and fit for its intended use in accordance with the manufacturer’s specifications, guidelines and field modification instructions.

11.2          Cause Medical Center to enjoy the use of the Equipment, free of the rights of any other persons except for those rights reserved by JGKE or granted to Elekta under the LGK Agreement.

11.3          Cover the tuition costs for up to ten (10) Perfexion training slots for physicians and physicists who will be using the Equipment. In accordance with Medical Center’s policies, copies of which have been provided to JGKE, all documented and incurred expenses for travel, lodging, and meals associated with training course attendance shall be a JGKE Direct Operating Expense as defined in this Agreement.

11.4          To the extent reasonably requested by Medical Center, JGKE agrees to use best efforts to exercise JGKE’s rights to the warranty provided by Elekta to JGKE and attached hereto as Attachment 2.

12.          Maintenance of Equipment; Damage or Destruction of Equipment.

12.1        During the Term and except as otherwise provided in this Agreement, JGKE, shall (a) maintain the Equipment in good operating condition and repair, reasonable wear and tear excepted. Medical Center shall promptly notify JGKE in the event of any damage or destruction to the Equipment or of any required maintenance or repairs to the Equipment, regardless of whether such repairs or maintenance are covered or not covered by the Service Agreement. JGKE will work with Medical Center in selecting a Service Agreement which shall be entered into by and between JGKE and the service provider and shall be a JGKE Direct Operating Expense as defined in this Agreement; provided, however, such JGKE Direct Operating Expense shall be offset by any reduction in price offered by Elekta to JGKE by virtue of Elekta's non-compliance with its uptime guarantee as set forth in more detail in Section 12.6 hereof.

12.2       To the extent that JGKE is provided with software updates and upgrades at no additional charge, then JGKE shall ensure that such equipment software updates and upgrades will be provided at no additional cost to Medical Center. Otherwise, Medical Center and JGKE shall mutually agree in writing to the updates and upgrades, and such updates and upgrades shall be paid pro-rata by the parties as set forth on Schedule 1 and shall not be considered either a JGKE or Medical Center Direct Operating Expenses. JGKE and Elekta shall have the right to reasonably access the Equipment for the purpose of inspection and the performance of repairs at all reasonable times, upon reasonable advance notice and with a minimum of interference or disruptions to Medical Center’s regular business operations.

12.3       JGKE shall promptly provide Medical Center with a copy of all communications from the Elekta or the FDA advising of a recall, request for a recall, market withdrawal, safety alert, or an issue of Equipment availability. JGKE shall provide Medical Center with written notice of any Class I recall, whether voluntary or initiated by the FDA, affecting any of the Equipment within twenty-four (24) hours of Elekta’s or JGKE's receipt of any such request for a recall, or shorter period of time provided in the recall strategy.

12.4       Medical Center shall be liable for, and in the manner described in Section 21 below shall indemnify JGKE from and against, any damage to or destruction of the Equipment caused by the intentional and wrongful or negligent acts or omissions of Medical Center’s officers, employees, agents, or contractors. In the event the Equipment is damaged as a result of the intentional and wrongful or negligent acts or omissions of Medical Center’s officers, employees, agents, or contractors, to the extent such damage is not covered by warranties or insurance, JGKE may service or repair the Equipment as needed and the cost thereof shall be paid by Medical Center to JGKE within thirty (30) day of written request. In the event that the costs are not paid to JGKE within thirty (30) days, Medical Center shall pay interest thereon at the rate of one percent (1%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) and reasonable attorneys’ fees and costs incurred by JGKE in collecting such amount from Medical Center. Any work so performed by JGKE shall not deprive JGKE of any of its rights, remedies or actions against Medical Center for such damages.

12.5       If the Equipment is rendered unusable as a result of any physical damage to or destruction of the Equipment, Medical Center shall give JGKE written notice thereof. JGKE shall use best efforts to determine, within fifteen (15) days after it is given written notice of such damage or destruction, whether the Equipment can be repaired provided, however, if JGKE cannot determine whether the Equipment can be repaired within fifteen (15) days, then JGKE shall have such additional time as may be reasonable and necessary for such determination provided, however, JGKE shall provide Medical Center with weekly status reports. In the event JGKE determines that the Equipment cannot be repaired (a) subject to Section 12.4 above, JGKE, at its cost and expense, shall replace the Equipment as soon as reasonably possible taking into account the availability of replacement equipment from Elekta, Elekta’s other existing orders for equipment, and the then existing limitations on Elekta’s manufacturing capabilities, (b) the Term of this Agreement shall be extended for the period of time the Equipment is unusable, and (c) this Agreement shall continue in full force and effect as though such damage or destruction had not occurred. In the event JGKE determines that the Equipment can be repaired, JGKE shall cause the Equipment to be repaired as soon as reasonably possible thereafter. Medical Center shall fully cooperate with JGKE to effect the replacement of the Equipment or the repair of the Equipment (including, without limitation, providing full access to the Site) following the damage or destruction thereof.

12.6        To the extent reasonably requested by Medical Center, JGKE agrees to use best efforts to exercise JGKE’s rights to the uptime guarantee provided by Elekta to JGKE, a copy of which shall be provided to Medical Center upon request.

13.          Alterations and Upgrades to Equipment.

13.1          Medical Center shall not make any modifications, alterations or additions to the Equipment (other than normal operating accessories or controls) without the prior written consent of JGKE. Medical Center shall not, and shall not permit any person other than representatives of Elekta or any other person authorized by JGKE to, effect any inspection, adjustment, preventative or remedial maintenance, or repair to the Equipment without the prior written consent of JGKE. All modifications, alterations, additions, accessories or operating controls incorporated in or affixed to the Equipment (herein collectively called "additions" and included in the definition of "Equipment") shall become the property of the JGKE upon termination of this Agreement.

13.2          The necessity and financial responsibility for modifications, additions or upgrades to the Equipment, including the reloading of the Cobalt-60 source, shall be mutually agreed upon by JGKE and Medical Center in advance. If (a) JGKE and Medical Center agree to reload the Cobalt-60 source (i.e., on or around the 72th month of the Term), then, notwithstanding any provisions to the contrary herein, the initial Term shall be automatically extended for an additional two (2) years. The necessity for modifications, additions or upgrades to the Equipment, including the reloading of the Cobalt-60 source, shall be as mutually agreed upon by JGKE and Medical Center, and the financial responsibility for such modifications, additions and upgrades (excluding repairs, which pursuant to Section 12.1 and subject to Section 12.5, are JGKE’s and Medical Center’s responsibility, respectively) shall be paid either (i) pro-rata by the parties as set forth on Schedule 1 and shall not be considered either JGKE or Medical Center Direct Operating Expenses, or (ii) shall be paid by JGKE provided that a mutually agreeable valuation firm with substantial experience in health care valuations shall assess JGKE’s modifications, additions or upgrades and shall determine whether the Purchased Services Payments need to be adjusted to ensure that Purchased Services Payments for the products and services provided by each party continues to be commensurate with their fair market value, provided the Purchased Services Payments shall not be adjusted more than annually.

14.          Financing of Equipment by JGKE. JGKE, in its sole discretion, may finance the Equipment. Financing may be in the form of an installment loan, a capitalized lease or other commercially available debt or financing instrument. If JGKE finances the Equipment through an installment loan, JGKE shall be required to provide the Equipment as collateral for the loan. If JGKE finances the Equipment through a capitalized lease, title shall vest with the lessor until such time as JGKE exercises its buy-out option under the lease, if any. If required by the lender, lessor or other financing entity (the "Lender"), JGKE may assign its interest under this Agreement as security for the financing. Medical Center’s interest under this Agreement shall be subordinate to the interests of the Lender.

15.          Taxes. JGKE shall pay all sales or use taxes imposed or assessed in connection with the use or purchase of the Equipment and all personal property taxes imposed, levied or assessed on the ownership and possession of the Equipment during the Term. Unless Medical Center provides JGKE with a tax exemption certificate, all other taxes, assessments, licenses or other charges imposed, levied or assessed on the Equipment during the Term for which Medical Center is not expressly exempt, shall be paid by Medical Center before the same shall become delinquent, whether such taxes are assessed or would ordinarily be assessed against JGKE or Medical Center; provided, however, Medical Center shall not be required to pay any federal, state or local income, franchise, corporation or excise taxes imposed upon JGKE's net income realized from the Purchased Services Payments of the Equipment.

16.          No Warranties by Medical Center and JGKE. Medical Center warrants that as of the First Procedure Date, it shall have (a) thoroughly inspected the Equipment to the best of their knowledge, (b) determined that to the best of its knowledge the Equipment is consistent with the size, design, capacity and manufacture selected by it, and (c) satisfied itself that to the best of its knowledge the Equipment is suitable for Medical Center intended purposes and is good working order, condition and repair. JGKE represents and warrants that it has and shall continue to have for the term of this Agreement, good title to the Equipment delivered to Medical Center without violating the property rights or interests of any third party inclusive of the intellectual property contained therein. JGKE will work with Medical Center in good faith to remedy any problems identified in writing by Medical Center during Medical Center's inspection. JGKE SUPPLIES THE EQUIPMENT UNDER THIS AGREEMENT IN ITS "AS IS" CONDITION. JGKE, NOT BEING THE MANUFACTURER OF THE EQUIPMENT OR THE MANUFACTURER’S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE EQUIPMENT’S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE. Notwithstanding the foregoing, JGKE shall (i) to the extent reasonably requested by Medical Center, use best efforts to exercise JGKE’s rights to the warranty provided by Elekta to JGKE and attached hereto as Attachment 1, and (ii) use its best efforts to ensure that all benefits under the manufacturer’s warranty shall run to the Medical Center. JGKE shall not be liable for any direct, indirect and consequential losses or damages suffered by Medical Center or by any other person, and Medical Center expressly waives any right to hold JGKE liable hereunder for, any claims, demands and liabilities arising out of or in connection with the design, manufacture, possession or operation of the Equipment, including, without limitation, injury to persons or property resulting from the failure of, defective or faulty design, operation, condition, suitability or use of the Equipment. All warranty or other similar claims with respect to the Equipment shall be made by Medical Center solely and exclusively against Elekta and any other manufacturers or suppliers, but shall in no event be asserted against JGKE. In this regard and with prior written approval of JGKE, Medical Center may, in JGKE’s name, but at Medical Center’s sole cost and expense, enforce all warranties, agreements or representations, if any, which may have been made by Elekta or manufacturers, suppliers or other third parties regarding the Equipment to JGKE or Medical Center.

17.        Termination for Economic Justification. If, following the initial twenty four (24) months after the First Procedure Date and following each subsequent twelve (12) month period thereafter during the Term, based upon the utilization of the Equipment and other factors considered relevant by JGKE in the exercise of its reasonable discretion, within a reasonable period of time after JGKE’s written request, Medical Center does not provide JGKE with a reasonable economic justification to continue this Agreement and the utilization of the Equipment at the Medical Center, then and in that event, JGKE shall have the option to terminate this Agreement by giving a written notice thereof to Medical Center not less than ninety (90) days prior to the effective date of the termination designated in JGKE’s written notice. Without limiting the generality of the foregoing, for purposes of this Section, "reasonable economic justification to continue this Agreement" shall not be deemed to exist (and JGKE shall have the option to terminate this Agreement) if, during the twelve (12) month period immediately preceding the issuance of JGKE’s written notice of termination, the "Net Cash Flow" is negative. As used herein, "Net Cash Flow" shall mean, for the applicable period, (a) the aggregate Purchased Services Payments actually received by JGKE during such period, minus the sum of the aggregate debt service on the Equipment during such period. In the event of such termination, Medical Center shall have no further obligation hereunder, except for obligations accruing and becoming payable prior to the date of termination.

18.         Options to Extend Agreement. As of the end of the Term, Medical Center shall have the option to:

18.1          Extend the Term of this Agreement for a specified period of time and upon such other terms and conditions as may be agreed upon by JGKE and Medical Center;

18.2          Purchase the Equipment from JGKE or to assume JGKE’s rights under any lease of the Equipment upon expiration of the Term, provided, however, the price, terms and conditions of the purchase or assumption shall be negotiated as an arms-length transaction; or

18.3          Terminate this Agreement as of the expiration of the Term. Upon the expiration of the Term and within a reasonable time thereafter, JGKE, at its cost and expense, may enter upon the Site under Medical Center supervision and remove the Equipment.

18.4          Medical Center shall exercise one (1) of the three (3) options referred to above by giving an irrevocable written notice thereof to JGKE at least one hundred eighty (180) days prior to the expiration of the initial Term. Any such notice shall be sufficient if it states in substance that Medical Center elects to exercise its option and states which of the three (3) options referred to above Medical Center is exercising. If Medical Center fails to exercise the option granted herein at least one hundred eighty (180) days prior to the expiration of the initial Term, the option shall lapse and this Agreement shall expire as of the end of the initial Term. Further, if Medical Center exercises either option specified in Sections 18.1 or 18.2 above and the parties are unable to mutually agree upon the price, terms or conditions applicable to such option prior to the expiration of the Term, this Agreement shall expire as of the end of the initial Term.

19.          Events of Default and Remedies.

19.1        Medical Center Event of Default. The occurrence of any one of the following shall constitute a Medical Center event of default under this Agreement (a "Medical Center Event of Default"):

19.1.1          Medical Center fails to pay any Purchased Services Payment when due pursuant to Paragraph 8 above and such failure continues for a period of thirty (30) days after written notice thereof is given by JGKE or its assignee to Medical Center; however, if Medical Center cures the Purchased Services Payment default within the applicable thirty (30) day period, such default shall not constitute an Event of Default.

19.1.2          Medical Center attempts to remove, sell, transfer, encumber, assign, sublet or part with possession of the Equipment or any items thereof, except as expressly permitted herein or as otherwise authorized by JGKE in writing.

19.1.3          Medical Center fails to observe or perform any of its covenants, duties or obligations arising under this Agreement or the LGK Agreement and such failure continues for a period of thirty (30) days after written notice thereof by JGKE to Medical Center; however, if Medical Center cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, Medical Center commences to cure the default during the initial thirty (30) day period and Medical Center diligently completes the cure within sixty (60) days following the end of the thirty (30) day period, such default shall not constitute a Medical Center Event of Default; provided that the foregoing cure periods shall not apply to a Medical Center Event of Default under Subsections 19.1.1 or 19.1.2.

19.1.4          Medical Center ceases doing business, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated bankrupt or insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

19.1.5          Medical Center is suspended or terminated from participation in the Medicare program.

19.2         JGKE Event of Default. The occurrence of any one of the following shall constitute a JGKE event of default under this Agreement (a "JGKE Event of Default"):

19.2.1         JGKE causes Medical Center’s quiet enjoyment and use of the Equipment pursuant to this Agreement to be materially interfered with (other than by reason of a Medical Center Event of Default or in connection with servicing, maintenance or repairs as contemplated in this Agreement), and JGKE fails to cure such default within thirty (30) days after written notice thereof is given by Medical Center or its assignee to JGKE; however, if JGKE cures such default within the applicable thirty (30) day period, such default shall not constitute an JGKE Event of Default.

19.2.2         JGKE fails to pay or reimburse Medical Center for any monies payable by JGKE to Medical Center pursuant to this Agreement and such failure continues for a period of thirty (30) days after written notice thereof is given by Medical Center or its assignee to JGKE; however, if JGKE cures the default within the applicable thirty (30) day period, such default shall not constitute a JGKE Event of Default.

19.2.3         JGKE fails to observe or perform any of its covenants, duties or obligations arising under this Agreement and such failure continues for a period of thirty (30) days after written notice thereof by Medical Center to JGKE; however, if JGKE cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, JGKE commences to cure the default during the initial thirty (30) day period and JGKE diligently completes the cure within sixty (60) days following the end of the thirty (30) day period, such default shall not constitute a JGKE Event of Default; provided that the foregoing cure periods shall not apply to a JGKE Event of Default under Subsections 19.2.1 or 19.2.2.

19.2.4         JGKE ceases doing business, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

19.2.5         JGKE is suspended or terminated from participation in the Medicare program or any other federal or state health care program.

19.3        Upon the occurrence of a Medical Center Event of Default or a JGKE Event of Default, the non-breaching party may at its option do any or all of the following:

19.3.1         By written notice to JGKE, Medical Center may at its option immediately terminate this Agreement as to the Equipment, wherever situated, but only upon the occurrence of a JGKE Event of Default under Subsections 19.2.1 or 19.2.2. As a result of such termination, Medical Center may, at its option and upon written notice to JGKE, demand that JGKE immediately enter upon the Site and remove the Equipment at JGKE’s sole cost and expense. For the avoidance of doubt, Medical Center shall not have the right to terminate this Agreement by reason of a JGKE Event of Default, other than due to the occurrence of a JGKE Event of Default under Subsections 19.2.1 and/or 19.2.2.

19.3.2         By written notice to Medical Center, JGKE may at its option immediately terminate this Agreement as to the Equipment, wherever situated, but only upon the occurrence of any of the Medical Center Events of Default as set forth in Subsections 19.1.1 and 19.1.2, 19.1.5 and/or noncompliance with Sections 10.1 and/or 10.4 above (which noncompliance has not been cured within the periods set forth in Section 19.1.3 above) (collectively, the “Termination Defaults”). For the avoidance of doubt, but without limiting JGKE’s rights under Section 17 above (Termination for Economic Justification), JGKE shall not have the right to terminate this Agreement by reason of a Medical Center Event of Default, other than due to the occurrence of any Termination Default. As a result of such termination pursuant to any Termination Default, JGKE may (a) provide reasonable notice to Medical Center of its intention to remove the Equipment, and upon such date as provided by notice, JGKE may then enter upon the Site and remove the Equipment in a manner and at a time that causes the least amount of disruption to patient care, or, at Medical Center’s election, Medical Center shall remove and return the Equipment to JGKE, but in either event at Medical Center’s sole cost and expense; and (b) may exercise any other rights pursuant to this Agreement or permitted by law, equity or otherwise.

19.3.3         With respect to all other Medical Center Events of Default, JGKE may:

A.              Sell, dispose of, hold, use or lease the Equipment (other than on the premises of the Medical Center), as JGKE in its sole and absolute discretion may determine (and JGKE shall not be obligated to give preference to the sale, lease or other disposition of the Equipment over the sale, lease or other disposition of similar Equipment owned or leased by JGKE).

B.              Exercise any other right or remedy which may be available to JGKE under the Uniform Commercial Code or any other applicable law or proceed by appropriate court action, without affecting JGKE’s title or right to possession of the Equipment, to enforce the terms hereof or to recover damages for the breach hereof or to cancel this Agreement as to the Equipment.

19.3.4         Upon termination of this Agreement or the exercise of any other rights or remedies under this Agreement or available under applicable law following a Medical Center Event of Default, Medical Center shall, without further request or demand, pay to JGKE all Purchased Services Payments and other sums owing under this Agreement. However, Medical Center acknowledges that JGKE shall have no obligation to sell the Equipment. Medical Center shall in any event remain fully liable for all damages as may be provided by law and for all costs and expenses incurred by JGKE on account of such default, including but not limited to, all court costs and reasonable attorneys’ fees.

19.3.5         Subject to Section 17 above, each party shall in any event remain fully liable to the other non-defaulting party for all damages as may be provided by law and for all costs and expenses incurred by the non-defaulting party on account of such default, including but not limited to, all court costs and reasonable attorneys’ fees.

19.3.6         Subject to Sections 19.3.1 and 19.3.2 above (regarding limitations on the right to terminate this Agreement), the rights and remedies afforded a non-defaulting party under this Agreement shall be deemed cumulative and not exclusive, and shall be in addition to any other rights or remedies available to the non-defaulting party provided by law or in equity.

20.          Insurance.

20.1         During the Term and during the construction of the Site and prior to the First Procedure Date, JGKE shall, at its cost and expense, purchase and maintain in effect an all risk property and casualty insurance policy covering the Equipment and general liability and professional liability insurance coverage/policies covering JGKE and its officers, directors, agents, employees, or contractors. The general liability and professional liability insurance policies shall provide coverage in amounts not less than One Million Dollars ($1,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) annual aggregate. The all risk property and casualty insurance policy shall be for an amount not less than the replacement cost of the Equipment. Medical Center shall be named as an additional insured party on the all risk property and casualty insurance policy to the extent of its interest in the Equipment arising under this Agreement and under the general liability insurance coverage/policy to be maintained by hereunder by JGKE. The coverage/policies to be maintained by JGKE hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by JGKE to Medical Center upon request following the commencement of this Agreement and as of each annual renewal of such policy during the Term.

20.2          During the Term, Medical Center shall, at its cost and expense, purchase, and maintain in effect general liability and professional liability insurance coverage/policies covering the Medical Center and the use or operation of the Equipment by Medical Center or its officers, directors, agents, employees, or contractors. The general liability and professional liability insurance policies shall provide coverage in amounts not less than One Million Dollars ($1,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) annual aggregate. JGKE shall be named as additional insured party on the general liability insurance coverage/policies to be maintained hereunder by Medical Center. The coverage/policies to be maintained by Medical Center hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Medical Center upon request to JGKE no later than the First Procedure Date and as of each annual renewal of such policies during the Term. Medical Center shall require any physicians using the Equipment to show evidence of professional liability insurance consistent with Medical Center’s Medical Staff Bylaws.

20.3          During the construction of the Site and prior to the First Procedure Date, Medical Center, at its cost and expense, shall purchase, and maintain a general liability insurance policy which conforms with the coverage amounts and other requirements described in Section 20.2 above and which names JGKE as an additional insured party. The policy to be maintained by Medical Center hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Medical Center to JGKE prior to the commencement of any construction at the Site.

20.4          During the Term, Medical Center and JGKE shall purchase and maintain all workers compensation insurance to the maximum extent required by applicable law.

20.5          Medical Center may maintain any insurance policies or coverage required of it by this Agreement through a self-insurance program.

21.          Indemnification.

21.1          Medical Center shall be liable for and shall indemnify, defend, protect and hold JGKE and its members, managers, officers, employees, agents and contractors (collectively "JGKE") harmless from and against all losses, claims, damages, liabilities, assessments, deficiencies, actions, proceedings, orders, judgments, liens, costs and other expenses (including reasonable attorney’s fees) of any nature or kind whatsoever asserted against or incurred by JGKE (collectively "Damages") which in any manner arise out of or relate to (a) the failure by Medical Center to fully perform, observe or satisfy its covenants, duties or obligations contained in this Agreement or in the LGK Agreement; (b) negligent, intentional or wrongful acts or omissions by Medical Center or any of its officers, directors, agents, contractors (or their subcontractors), or employees in connection with the use and operation of the Equipment during the Term; (c) Damages to the Equipment caused by the negligent or wrongful acts or omissions of Medical Center, its agents, officers, employees or contractors (if the Equipment is destroyed or rendered unusable, subject to Section 21.7 below, this indemnity shall extend up to (but not exceed) the full replacement value of the Equipment at the time of its destruction less salvage value, if any); or (d) the events or occurrences described in Article 7.3 of the LGK Agreement to the same extent that Medical Center agrees to indemnify Elekta thereunder (other than with respect to the failure of the Site to comply with the Site Planning Criteria or defective maintenance of the Equipment under the Service Agreement).

21.2          JGKE shall be liable for and shall indemnify, defend, protect and hold Medical Center and its directors, members, managers, officers, employees, agents and contractors (collectively "Medical Center") harmless from and against all losses, claims, damages, liabilities, assessments, deficiencies, actions, proceedings, orders, judgments, liens, costs and other expenses (including reasonable attorney’s fees) of any nature or kind whatsoever asserted against or incurred by Medical Center (collectively "Damages") which in any manner arise out of or relate to (a) the failure by JGKE to fully perform, observe or satisfy its covenants, duties or obligations contained in this Agreement; (b) negligent, intentional or wrongful acts or omissions by JGKE or any of its officers, directors, agents, contractors (or their subcontractors), or employees in connection with the installation, or removal of the Equipment, (c) the failure by JGKE to maintain the Equipment as provided in this Agreement; and (d) any other matters for which JGKE has specifically agreed to indemnify Medical Center pursuant to this Agreement.

21.3          Upon the occurrence of an event for which JGKE or Medical Center is entitled to indemnification under this Agreement ("Indemnitee"), such party shall give written notice thereof to the other party setting forth the type and amount of Damages. If the indemnity relates to a Third Party Claim (as defined in Section 21.4 below), the matter shall be subject to Section 21.4 below. If the indemnity relates to any Damages other than a Third Party Claim, not more than thirty (30) days after written notice is given, the indemnifying party shall acknowledge its obligation in writing to the Indemnitee to indemnify hereunder and pay the Damages in full to the Indemnitee.

21.4          JGKE or Medical Center, as Indemnitee, shall give written notice to the other party as Indemnitor as soon as reasonably possible after the Indemnitee has knowledge of any third party claim or legal proceedings ("Third Party Claim") for which the Indemnitee is entitled to indemnification under this Section 21. Indemnitor shall (a) immediately assume, at its sole cost and expense, the defense of the Third Party Claim with legal counsel approved by the Indemnitee (which approval will not be unreasonably withheld, delayed or conditioned), and (b) as soon as reasonably possible after Indemnitee’s written notice is given to the Indemnitor, acknowledge in writing to Indemnitee its obligation to indemnify Indemnitee in accordance with the terms of this Agreement. If either party as the Indemnitor fails to assume the defense of a Third Party Claim or fails to timely acknowledge in writing its obligation to indemnify the Indemnitee, then, the Indemnitee may assume the defense of the Third Party Claim in the manner described in Section 21.5 below. Each party shall cooperate with the other in the defense of any Third Party Claim. Any settlement or compromise of a Third Party Claim to which either party is a party shall be subject to the express written approval of the other party, which approval shall not be unreasonably withheld, delayed or conditioned as long as an unconditional term of the settlement or compromise is the full and absolute release of the Indemnitee from all Damages arising out of the Third Party Claim. Either party as Indemnitee, at its own cost and expense, may participate on its own behalf with legal counsel of its own selection in the defense of any Third Party Claim which may have a material impact on it.

21.5          If either party having the obligation as Indemnitor fails to promptly assume the defense of any Third Party Claim, the Indemnitee may assume the defense of the Third Party Claim with legal counsel selected by the Indemnitee, all at the Indemnitor’s cost and expense. The defense of an action by an Indemnitee under this Section 21.5 shall not impair, limit or otherwise restrict Indemnitor’s indemnification obligations arising under this Section 21 or Indemnitee’s right to enforce such obligations.

21.6          The indemnity obligations under this Section 21 shall expire on the expiration of the applicable statute of limitations relating to the underlying claim that is the subject of the indemnification claim. Any indemnification obligation shall be in proportion to the amount of responsibility found attributable to the Indemnitor.

21.7          The indemnification obligations set forth in this Agreement are intended to supplement, and not supersede, supplant or replace, any coverage for Damages which may be available under any insurance policies that may be maintained by JGKE or Medical Center. In the event any Damages may be covered by insurance policies, the parties shall exercise good faith and use their best efforts to obtain the benefits of and apply the available insurance coverage to the Damages subject to indemnification under this Agreement. In the event that an insurer provides coverage under an insurance policy on the basis of a "reservation of rights," the indemnification obligations under this Agreement shall apply to all Damages which are finally determined as not being covered under the insurance policy.

21.8          JGKE acknowledges Medical Center’s obligations to comply with certain laws and regulations as well as the need for JGKE’s employees, agents, and contractors to comply with reasonable requests, standard rules, and regulations of Medical Center regarding personal and professional conduct, including the use of an identification badge or personal protective equipment and the adherence to health care facility laws or regulations, including in some instances, criminal background checks, credit checks, health screening, vaccinations and testing, and general safety practices or procedures, generally applicable to such facilities. JGKE shall provide Medical Center with reasonable assistance in ensuring JGKE employee, agent, and contractor compliance with (i) laws and regulations affecting Medical Center’s facility(ies) and (ii) Medical Center’s facility rules and regulations. JGKE warrants and represents that it has enforceable written agreements with all of its employees, agents, and contractors involved during the course of this Agreement in any provision of services and Equipment under this Agreement, obligating such employees and contractors upon terms and conditions no less restrictive than contained herein, not to use or disclose any confidential information, proprietary rights, or information learned or acquired during the course of such employment or engagement. To the extent an employee of JGKE has access to Protected Health Information as such is defined in HIPAA, JGKE warrants that it will educate such employees about the obligation imposed by the HIPAA regulations. Medical Center may, after written notice including an explanation of its concerns and a fifteen (15) day cure period, require JGKE to replace any personnel provided by JGKE, including any contractor personnel, if such personnel does not perform satisfactorily, does not comply with Medical Center’s security requirements or other rules and regulations applicable to the conduct of Medical Center’s employees or contractors, or for other good cause. JGKE shall be solely responsible for the acts and omissions of its employees, agents, and contractors hereunder.

21.9          JGKE and its employees, agents, and contractors shall comply with and abide by Medical Center’s rules, policies and/or procedures for vendor credentialing, copies of which are available upon request. JGKE expressly acknowledges and agrees that as a condition of access to Medical Center, JGKE and its employees, agents, and contractors shall cooperate and work with any third party vendor credentialing services entity with which Medical Center has a contract and from which Medical Center requests JGKE and its employees, agents, and contractors to obtain credentialing. No representatives of JGKE will be given access to Medical Center absent successful completion of Medical Center’s vendor credentialing program and continued strict compliance with Medical Center’s rules, standards, policies and procedures (e.g., immunization policies, identification requirements, HIPAA compliance, appointment requirements, etc.). JGKE expressly agrees that it shall instruct all of its representatives of the above requirements, and the fact that each representative, prior to admission to Medical Center, must have a scheduled appointment in place. No standing appointments are permissible or will be allowed. Nothing herein shall be construed as granting a representative access or permission to any locations within Medical Center, other than the main lobby of Medical Center. Any JGKE representatives seeking access to Medical Center for the purpose of performing Services must have a scheduled appointment with Medical Center’s Director of Materials Management. Any JGKE representative that does not comply with the above, will be removed from Medical Center and may be sanctioned and/or permanently prohibited from access to Medical Center. Notwithstanding the provisions of 21.8 and 21.9, Medical Center will use all reasonable efforts to assist and promptly respond to JGKE, so as to ensure reasonable access to the Medical Center, Equipment and all affiliated persons.

22.          Miscellaneous.

22.1          Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, neither party may assign, subcontract, delegate, or otherwise transfer this Agreement or any of its rights or obligations hereunder except as contemplated herein, without the other party’s written consent; provided, however that the Medical Center may assign this Agreement without prior written consent of JGKE to an entity controlled by, controlling, or under common control with the Medical Center and which entity is the holder of the general acute care hospital license for the facility at which the Equipment is located, and provided further, that such entity shall have credit rating and financial position equivalent to or higher than that of Medical Center as reasonably determined by JGKE. Unless otherwise agreed to in writing by the parties, an assignment or sublease shall not relieve a party of any liability for performance of this Agreement during the remainder of the Term. Any purported assignment or sublease made without the other party’s prior written consent shall be null, void and of no force or effect.

22.2          Agreement to Perform Necessary Acts. Each party agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary or otherwise reasonably required to carry out the provisions of this Agreement.

22.3          Validity. If for any reason any clause or provision of this Agreement, or the application of any such clause or provision in a particular context or to a particular situation, circumstance or person, should be held unenforceable, invalid or in violation of law by any court or other tribunal of competent jurisdiction, then the application of such clause or provision in contexts or to situations, circumstances or persons other than that in or to which it is held unenforceable, invalid or in violation of law shall not be affected thereby, and the remaining clauses and provisions hereof shall nevertheless remain in full force and effect.

22.4           Compliance with Anti-Terrorism Plan. JGKE acknowledges that Medical Center has in place an Anti-Terrorism Plan (“Plan”), a copy of which has been provided to JGKE, and JGKE further acknowledges that the Equipment and Cobalt source shall be in compliance with such Plan at all times. JGKE shall use its best efforts to make any repairs or updates to the Equipment as soon as practicable in order for such Equipment to be operating in accordance with the Plan.

22.5          Entire Agreement; Amendment. This Agreement together with the Exhibits attached hereto constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior negotiations written and oral agreements and understandings between the parties with regard to such subject matter. This Agreement may be modified or amended only by a written instrument executed by all of the parties hereto. The parties agree that the electronic signature provisions of the Electronic Signatures in the Global and National Commerce Act shall not be applicable to this Agreement.

22.6          Number and Gender. Words in the singular shall include the plural, and words in a particular gender shall include either or both additional genders, when the context in which such words are used indicates that such is the intent.

22.7          Effect of Headings. The titles or headings of the various paragraphs hereof are intended solely for convenience or reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Agreement.

22.8          Counterparts. This Agreement may be executed in one or more counterparts each bearing a handwritten signature of an authorized official, collectively which shall constitute one and the same instrument. All counterparts shall be construed together and shall constitute one agreement.

22.9          Governing Law. This Agreement shall be interpreted and enforced in accordance with the internal laws, and not the law of conflicts, of the State of Florida. Each party irrevocably agrees that any claim brought by it in any way arising out of this Agreement must be brought solely and exclusively in state or federal courts located in the Jacksonville, Duval County, Florida and each party irrevocably accepts and submits to the sole and exclusive jurisdiction of each of the aforesaid courts in personam, generally and unconditionally with respect to any action, suit, or proceeding brought by it or against it by the other party. THE EXCLUSIVE JURISDICTION REQUIREMENT SET FORTH IN THIS SECTION SHALL NOT APPLY IN THE EVENT THAT THERE IS THIRD PARTY JOINDER BY EITHER PARTY OR A THIRD PARTY INSTITUTES AN ACTION AGAINST ANY PARTY TO THIS AGREEMENT, AND SUCH THIRD PARTY IS NOT AMENABLE TO JOINDER IN AN ACTION BROUGHT IN THE STATE OR FEDERAL COURTS LOCATED IN JACKSONVILLE, DUVAL COUNTY, FLORIDA.

22.10          Exhibits. All exhibits attached hereto and referred to in this Agreement are hereby incorporated by reference herein as though fully set forth at length.

22.11          Priority of Documents. This Agreement shall take priority over all agreements relating to Services executed prior to the Effective Date between JGKE and Medical Center except to the extent JGKE and Medical Center expressly agree otherwise. Except to the extent expressly agreed by Medical Center and JGKE, the terms of this Agreement shall not be modified or conflicted by subsequent agreements between JGKE and Medical Center. In the event of a conflict between this Agreement and related documents, the terms of this Agreement shall be given effect. The terms of any pre-printed form documents, including invoices and purchase orders, between JGKE and Medical Center shall have no effect on the relationship of the parties. The terms of this Agreement shall supersede the terms and conditions on any purchase orders, invoices, price quotes or other documents or agreements JGKE may utilize with Medical Center relating to the Services covered under this Agreement. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any provision of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to such ambiguous provision.

22.12          Representations. Each of the parties hereto represents: (a) that no representation or promise not expressly contained in this Agreement has been made by any other party hereto or by any of its agents, employees, representatives or attorneys; (b) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, other than such as are set forth expressly in this Agreement; (c) that it has been represented by counsel of its own choice in this matter or has affirmatively elected not to be represented by counsel; (d) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (e) it has full power and authority to execute, deliver and perform this Agreement; and (f) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other similar action.

22.13         Publicity. JGKE agrees that it shall not, without prior written consent of Medical Center in each instance, use in advertising, publicity, or otherwise, the name of Medical Center, or any partner or employee of Medical Center, or any trade name, trademark, trade device, or simulation thereof owned by Medical Center, or represent, directly or indirectly, that any product or any service provided by JGKE has been approved, recommended, certified, or endorsed by Medical Center. In addition to the foregoing, the content and timing of any public announcement including, but not limited to, any press release regarding the arrangements outlined under this Agreement, shall require the mutual agreement of the parties.

22.14         Non-Waiver. No failure or delay by a party to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy hereunder or under law or consequent upon a breach hereof or thereof shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy or of any such breach or preclude such party from exercising any such right, power or remedy at any later time or times.

22.15         Notices. All notices, requests, demands or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to the party to whom notice is to be given either (a) by personal delivery (in which case such notice shall be deemed to have been duly given on the date of delivery), (b) by next business day air courier service (e.g., Federal Express or other similar service) (in which case such notice shall be deemed given on the business day following deposit with the air courier service), or (c) by United States mail, first class, postage prepaid, registered or certified, return receipt requested (in which case such notice shall be deemed given on the third (3rd) day following the date of mailing), and properly addressed as follows:

To JGKE:	Four Embarcadero Center

Suite 3700

San Francisco, CA 94111

Attn: Chief Executive Officer

To Medical Center:	St. Vincent’s Medical Center

1 Shircliff Way

Jacksonville, FL 32204

Attn: Chief Executive Officer

A party to this Agreement may change his, her or its address for purposes of this Section by giving written notice to the other parties in the manner specified herein.

22.16      Special Provisions Respecting Medicare and Medicaid Patients

22.16.1       Medical Center and JGKE shall generate such records and make such disclosures as may be required, from time to time, by the Medicare, Medicaid, TriCare, HCAP and other third party payment programs with respect to this Agreement in order to meet all requirements for participation and payment associated with such programs, including but not limited to the matters covered by Section 1861(v)(1)(I) of the Social Security Act.

22.16.2       For the purpose of compliance with Section 1861(v)(1)(I) of the Social Security Act, as amended, and any regulations promulgated pursuant thereto, both parties agree to comply with the following statutory requirements (a) Until the expiration of four (4) years after the termination of this Agreement, both parties shall make available, upon written request to the Secretary of Health and Human Services or, upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, the contract, and books, documents and records of such party that are necessary to certify the nature and extent of such costs, and (b) if either party carries out any of the duties of the contract through a subcontract with a value or cost of $10,000 or more over a twelve month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary, or upon request to the Comptroller General, or any of their duly authorized representatives the subcontract, and books, documents and records of such organization that are necessary to verify the nature and extent of such costs.

22.17       Force Majeure. Failure to perform by either party will be excused in the event of any delay or inability to perform its duties under this Agreement directly or indirectly caused by conditions beyond its reasonable control, including, without limitation, fires, floods, hurricane, tropical storm, earthquakes, snow, ice, disasters, acts of God, accidents, riots, wars, operation of law, strikes, governmental action or regulations, shortages of labor, fuel, power, materials, manufacturer delays or transportation problems. Notwithstanding the foregoing, all parties shall make good faith efforts to perform under this Agreement in the event of any such circumstance. Further, once such an event is resolved, the parties shall again perform their respective obligations under this Agreement. Should either party to this Agreement be notified by any governmental agency or its counsel that performance under this Agreement creates a substantial risk of violation of any material state or federal law or regulation, such party shall notify the other party, and the parties shall, in good faith, attempt to amend this Agreement in all respects necessary to comply with such laws or regulations. If such amendment is not in compliance with applicable legal requirements in the written opinion of counsel for either party to this Agreement, or if the parties cannot agree on an alternative acceptable arrangement, then this Agreement may be terminated by either party upon the delivery of written notice to the other party thirty (30) days prior to the date of termination and all of the rights and obligations of the parties hereunder shall cease and this Agreement shall become null and void.

22.18       Independent Contractor. It is mutually understood and agreed that nothing in this Agreement is intended nor shall be construed to create between JGKE and Medical Center, with respect to their relationship hereunder, an employer/employee relationship, a partnership or joint venture relationship, or a landlord/tenant relationship.

22.19       Anti-Kickback Statute. The sole purpose of this Agreement is to enter into a commercially reasonable and fair market value arrangement. The parties in good faith believe that this Agreement fully complies with the provisions of 42 U.S.C. 1320a-7b (the "Anti-Kickback Statute"). Neither Medical Center nor JGKE are, by virtue of this Agreement or otherwise, willfully offering, paying, soliciting, or receiving remuneration in return for referring an individual to or from each other for the furnishing of any item or service reimbursed under the Medicare or state health care programs. Pricing hereunder does not take into account the volume or value of any referrals or business otherwise generated between the parties for which payment may be made in whole or in part under Medicare or a state health care program.

22.20       Each party represents and warrants to the other party that neither it, nor any of its employees or other contracted staff (collectively referred to in this paragraph as "employees") has been or is about to be excluded from participation in any Federal Health Care Program (as defined herein). Each party agrees to notify the other party within five (5) business days of receipt of notice of intent to exclude or actual notice of exclusion from any such program. The listing of either party or any of its employees on the Office of Inspector General’s exclusion list (OIG website), the General Services Administration’s Lists of Parties Excluded from Federal Procurement and Nonprocurement Programs (GSA website) for excluded individuals or entities, any state Medicaid exclusion list, or the Office of Foreign Assets Control’s (OFAC’s) blocked list shall constitute "exclusion" for purposes of this paragraph. In the event that either party is excluded from any Federal Health Care Program or placed on the OFAC’s blocked list, it shall be a material breach and this Agreement shall immediately terminate without penalty to the other party, unless the other party elects in writing to continue this Agreement. For the purpose of this paragraph, the term "Federal Health Care Program" means the Medicare program, the Medicaid program, TRICARE, any health care program of the Department of Veterans Affairs, the Maternal and Child Health Services Block Grant program, any state social services block grant program, any state children’s health insurance program, or any similar program.

22.21        Each party shall keep strictly confidential all Non-Public Information disclosed by the other party. For the purposes of this Agreement "Non-Public Information" shall include the terms of this Agreement and all information disclosed by the parties, inclusive of Medical Center purchasing information and characteristics. The parties expressly acknowledge that Medical Center is a member or affiliate of Ascension Health. The parties further agree that, notwithstanding anything to the contrary herein, Medical Center may disclose Non-Public Information to Ascension Health and its health ministries, affiliates, business partners, consultants and those third-party entities with whom Ascension Health and/or Medical Center have an agreement requiring the third-party entity to maintain the confidentiality of such Non-Public Information and to only use such Non-Public Information for the benefit of Ascension Health and Medical Center. Each party shall use best efforts to return any confidential information to the disclosing party upon request. Medical Center and JGKE may freely disclose this Agreement internally within their respective organizations and to their professional advisors.

22.22       Medical Center has in place a Corporate Responsibility Program ("Program") which has as its goal to ensure that Medical Center complies with federal, state and local laws and regulations, a copy of which is available for review at jaxhealth.com in the Patients and Visitors section. The Program focuses on risk management, the promotion of good corporate citizenship, including the commitment to uphold a high standard of ethical and legal business practices, and the prevention of misconduct. JGKE acknowledges Medical Center's commitment to Corporate Responsibility and agrees that it will not act or conduct business in a manner that requires Medical Center to violate or act in a manner that contravenes any legal requirement.

22.23       The parties acknowledge that the operations of Medical Center and its affiliates are in accordance with the Ethical and Religious Directives for Catholic Health Care Services, as promulgated by the United States Conference of Catholic Bishops, Washington, D.C., of the Roman Catholic Church or its successor ("Directives") and the principles and beliefs of the Roman Catholic Church is a matter of conscience to Medical Center and its affiliates. The Directives are located at http://www.usccb.org/bishops/directives.shtml. It is the intent and agreement of the parties that neither this Agreement nor any part hereof shall be construed to require Medical Center or its affiliates to violate said Directives in their operation and all parts of this Agreement must be interpreted in a manner that is consistent with said Directives.

22.24       JGKE represents and warrants that the Equipment, to JGKE’s knowledge, complies with the requirements of all applicable federal, state and local laws, ordinances, regulations and codes including those relating to the privacy or security of information including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and corresponding regulations. The parties agree that based upon and in reliance upon the representations, warranties and covenants set forth in this Section, JGKE is not a Business Associate of Medical Center as defined in HIPAA. JGKE represents, warrants and covenants that in the provision of Equipment under this Agreement, JGKE does not require and shall not request access to, or attempt to access, any Protected Health Information of Medical Center or any of its affiliates. If JGKE inadvertently comes in contact with Protected Health Information, JGKE will keep such information confidential and not further access, use or disclose it. If JGKE becomes a Business Associate, it agrees to comply with all applicable provisions of HIPAA and agrees to sign Medical Center's then-current business associate agreement. For purposes of this Section, Protected Health Information has the meaning set forth in 45 CFR §160.103.

22.25       Restrictive Covenants. During the term of the Agreement: (1) JGKE covenants that it and any affiliate of JGKE will not be involved in any way in the ownership, management, or operation of, or investment in, any gamma knife models that perform Procedures within twenty-five (25) miles of Medical Center, and (2) Medical Center covenants that St. Luke’s Hospital will not be involved in any way in the ownership, management, or operation of, or investment in, any gamma knife models on St. Luke's Hospital campus, located in Jacksonville, Florida. Notwithstanding the above, the parties agree that as affiliates of JGKE, Dr. Scot Akerman and Dr. Paul Ossi shall be permitted to continue to perform Procedures on the current stereotactic radiosurgery system which is owned by Iridium Holdings, Inc. as of the date of this Agreement, provided such radiosurgery system shall not be modified, upgraded or replaced during the term of this Agreement. In the event that this restrictive covenant (or element thereof) shall be determined to be over-broad, then the terms of this Section 22.25 may be either stricken or reduced by a court of competent jurisdiction to the extent such court deems reasonable, and this Section 22.25 may then be enforced in accordance with any remaining and revised language of this Section 22.25.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

"JGKE"	JACKSONVILLE GK EQUIPMENT, LLC
	By:	/s/ Ernest A. Bates, M.D.
Title: Manager
Date: August 5, 2011

"MEDICAL CENTER"	ST. VINCENT’S MEDICAL CENTER, INC.

	By:	/s/ Moody Chisholm
Title: President & CEO
Date: August 5, 2011

Exhibit 1

Exhibit 2

Saint Vincent’s Medical Center

Jacksonville, Florida

August 4, 2011

LEKSELL GAMMA KNIFE® END USER AGREEMENT

THIS LEKSELL GAMMA KNIFE® END USER AGREEMENT ("AGREEMENT") is entered into as of the_______day of 2011 by and between ELEKTA, INC., a corporation organized and existing under the laws of Georgia (hereinafter referred to as "Elekta"). and SAINT VINCENT'S MEDICAL CENTER, INC., (hereinafter referred to as "End User").

WITNESSETH:

WHEREAS, Elekta has agreed to sell the "Leksell Gamma Knife®" system (hereinafter defined and referred to as the "LGK®") to Jacksonville GK Equipment, LLC, hereinafter referred to as 'Buyer"); and

WHEREAS, Buyer has agreed to provide the right to use the LGK® to End User under the Leksell Gamma Knife Perfexion Purchased Services Agreement ("Purchased Services Agreement"), and

WHEREAS, Elekta and End User wish to enter this Agreement for their mutual benefit;

NOW THEREFORE, in consideration of the mutual covenants and obligations, warranties and indemnities herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS AND CONDITIONS

ARTICLE I. DEFINED TERMS

The following words and terms shall have the meanings set forth opposite them in this Article I:

"Acceptance Tests" are those tests which demonstrate that the LGK® meets the manufacturer's specification and which are defined in the Purchased Services Agreement between Buyer and Elekta.

"Charging" means all handling of the Cobalt Supply at the Site and the installation of such Cobalt Supply in the LGK®.

"Cobalt Supply" means the supply of the Cobalt-60 sources to be installed in the LGK®.

"Effective Date" is the date of execution of this Agreement by the End User, as indicated in this Agreement.

"End User Data" means all data and information, including but not limited to End User Confidential Information, Customer whether in written or electronic form, submitted to Elekta by End User or a user, or obtained by Elekta in connection with the LGP Software, including, without limitation, information relating to End User's or an affiliate's users, vendors, employees, technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs and finances, business methodologies, improvements, trade secrets, copyrightable subject matter and other proprietary information, activities, and any ideas, concepts, innovations, inventions and designs of End User.

"Hardware" shall mean that computer hardware and related equipment described in the Specification.

"Installation Test Protocol" shall mean the manufacturer's instructions to install and test the LGK® and LGP Software which are performed by Elekta under the supervision of the Buyer and/or End User's Radiation Safety Officer which, once completed satisfactorily demonstrates the LGK ® complies with the Specification.

"LGK®" is the device, which is technically specified in Exhibit A hereto, to be sold, delivered, and installed by Elekta at the Site.

"LGP Software" means the dose planning software for the LGK®, which is described in the Specification and the software and software add-on's as attached hereto as ExhrlD4 A (including but not limited to Standard LGP for Perfexion License, Retreatment License, Warpseed Real-time Dose Update License, Functional Planning License, lmagemerge License and a Color Pet License).

"Site" shall mean that location described on the Exhibit B hereto.

"Site Planning Criteria" are the requirements which the Site must meet to properly accommodate the LGK® and are defined in the Purchased Services Agreement between Elekta and Buyer.

"Specification" refers to the technical standards with which the LGK® shall comply, as described in Exhibit A hereto.

ARTICLE II. PERMITS

2.1 Permits. End User shall obtain any license (the "User License") from the Nuclear Regulatory Commission (or relevant state agency if the Site is located in an -Agreement State") authorizing it to lake possession of the Cobalt Supply and shall obtain such other licenses, permits, approvals, consents and authorizations which may be required by local governmental or other regulatory agencies for the Site, its preparation, the Charging of the LGK® with its Cobalt Supply, the conduct of Acceptance Tests, and the use of the LGK®. End User shall not run, operate, or otherwise use the LGK®, except for the purpose of conducting the Acceptance Tests, until the Acceptance Tests have been successfully completed.

ARTICLE III. OPERATION, TRAINING, AND INTELLECTUAL PROPERTY.

3.1 Operation. End User warrants and covenants that the LGK® shall not be run, operated or otherwise used, except by qualified employees, agents, independent contractors, or physicians, who are suitably skilled and experienced to use the LGK®.

3.2 Technical Training. Elekta shall provide as set forth in Exhibit A to four (4) persons designated by End User instruction relating to the technical operation and maintenance of the LGK®. Such instruction shall not exceed two (2) consecutive days and will be provided on-site by installation personnel at the time of install.

3.3 Introductory Clinical Training Program. Elekta shall reimbursement the tuition costs for persons designated by End User in a Clinical Training Program addressing indications, technique, literature, and other related areas as noted in Exhibit A attached hereto.

3.4 Post Clinical Start Up Site Visit. Elekta shall provide a one (1) day Site visit from one (1) Clinical Applications representative. The visit must be arranged within 3-6 months post clinical start up. The commitment will expire thereafter unless documented alternate arrangements are made. The purpose is to ensure the End User is comfortable using all features in the LGP Software.

3.5 LGP Software. Elekta hereby consents to Buyer's sublicense to End User of the LGP Software, to be utilized for the purpose of planning dosages of treatments to be performed with the LGP Software and as otherwise may set forth in this Agreement A copy of the LGP Software License from Elekta to Buyer is attached hereto as Exhibit D. End User agrees that its sublicense to the LGP Software shall be subject to the terms and conditions of Exhibit D hereto. End User agrees. in favor of Elekta, to perform the obligations assigned to Buyer in Exhibit D hereto. In the event the sublicense of the LGP Software from Buyer to End User is terminated due to an act or omission of Buyer and without fault of the End User, then End User shall have the right to obtain, at no additional cost, from Elekta a direct royalty-free license to utilize the LGP Software on the same terms and conditions set forth herein.

3.6 Intellectual Property.

(a)	End User hereby acknowledges that the trademarks Gamma Knife® and Leksell Gamma Knife® (collectively, the "Mark") are protected by United States federal registrations and the Mark constitutes valuable intellectual property of an affiliate of Elekta in which it has established substantial goodwill. End User hereby acknowledges that proper use of the Mark in any advertising of End User's own surgical services performed with the LGK® surgical instrument is highly important to maintaining such value and goodwill.

(b)	Subject to the terms and conditions of this section, Elekta, as agent for Elekta AB. of Geneva, Switzerland, the owner of the Mark, hereby grants End User a non-exclusive, royalty-free license without right to sublicense solely for the purpose of using the Mark in connection with the promotion and advertising of any of End User's own services to be performed by use of the LGK® surgical instrument.

(c)	End User, in the conduct of End User's business, is strictly prohibited from using the Mark in or as its official legal name. However, End User may use the trademark as part of the following fictitious trade name:

“Gamma Knife® Center of ____________________”

As long as End User utilizes a fictitious trade name which includes the Mark, End User shall not perform radiosurgical services with any equipment other than the LGK®. If End User performs any radiosurgical service with any equipment other than the LGK® or if End User ceases to perform radiosurgical services with the LGK®. End User shall immediately cease utilizing the Mark as part of its fictitious trade name.

(d)	In advertising, references to the Mark must include the registration symbol O and such symbol must be used at least once per piece of advertising material along with the words "Gamma Knife® and Leksell Gamma Knife® are U.S. federally registered trademarks of Elekta AB" somewhere in the advertisement. Elekta reserves the right to require End User to discontinue the use of advertising that does not conform to such requirements.

(e)	End User may use the words "Gamma Knife® Center of [add distinctive name)" and/or "Add Distinctive Name" Gamma Knife® Center as part of any intemet domain name, or URL, telephone number or other communications address or symbol provided that the full name, "Gamma Knife® Center of [add distinctive name)" is used. User may use a variation or abbreviation of such term only after obtaining Elekta's prior written consent, to the proposed use in question. User may not under any circumstances, use the words "Gamma Knife®" alone, for any intemet domain name, or URL, telephone number or other communications address or symbol.

(f)	All advertising or promotional materials in which the mark is utilized shall comply with all applicable laws and regulations as well as the standards of proper advertising.

(g)	Elekta shall have the right to terminate the license granted in this section with immediate effect if End User violates any provision of this section or utilizes the Mark in any manner which, in the sole opinion of Elekta, presents a reasonable possibility of damage to the Mark, and does not cure the violation to the satisfaction of Elekta or provide a written plan to cure the violation that is satisfactory to Elekta within ten (10) business days following written notice from Elekta.

(h)	Upon termination of the license granted by this section. End User shall immediately cease all use of the Mark, including, but not limited to, the use permitted under subsection (e) of this section.

(i)	End User acknowledges that a breach of any of its covenants or agreements hereunder may cause immediate and irreparable harm to Elekta and Elekta Instrument S.A. End User acknowledges and agrees that there may be no adequate remedy at law for any such breach, and End User acknowledges that in the event of such a breach Elekta may be entitled to seek Injunctive relief and such other relief as any court with jurisdiction may deem just and proper.

(j)	Notwithstanding anything to the contrary, End User shall retain all right, title, and interest in all of the End User intellectual property.

3.7. Remote Access. Remote access to any End User's systems for maintenance and support of LGP Software and for any other purpose allowed by this Agreement is subject to compliance with the End User's remote access and other security requirements attached as Exhibit F. Elekta's access may require prior certification by the End User that Elekta complies with the End User's security policies and standards. End User may modify these security requirements and Elekta must comply with the most recent version of the End User's security requirements. Elekta must ensure that each of its personnel having access to any part of a End User's computer system: (i) is assigned a separate log-in ID by the End User and uses only that ID when logging on to the End User's system; (ii) logs-off the End User's system immediately upon completion of each session of service; (iii) does not allow other individuals to access the End User's computer system; and (iv) keeps strictly confidential the log-in ID and all other information that enables access. If End User revises the requirements for access to its computer system, then the End User must notify Elekta of the changed or additional requirements and Elekta must conic*/ with them as a prerequisite to further access. Any End User may require each individual who is to be allowed access to that End User's computer system to acknowledge the individual's responsibilities in connection with the access.

ARTICLE IV. CONFIDENTIALITY

4.1	End User shall treat and maintain as confidential all technical information and know-haw to it pursuant to this Agreement (including LGP Software), except for know-how specifically designated as non-confidential pursuant to this Agreemant or otherwise so designated by the Elekta. End User shall not disclose any aspect of such know-how (including the LGP Software) to any other person, includ:ng any corporation or governmental or quasi-governmental agency. provided that, End User shall have the right to disclose such know-how to its employees, agents and independent contractors to the extent necessary for use of the LGKCI, but End User shall be responsible to ensure that such know-how is not disclosed by such persons.

4.2 Elekta agrees that it shall not disclose or verify to any third party any End User Data which it learned or had access to during the course of its performance of this Agreement without the prior written consent of End User. This obligation shall survive the cancellation or other termination of this Agreement. The parties agree that any information furnished to one by the other that is marked "confidential" or 'proprietary" or which consists of or relates to patient information, a party's initiatives, business plans or intellectual property, and employee and medical staff information, constitutes the sole and exclusive proprietary information of the providing party ("Confidential Information"). ''Confidential Information" shall also include any information concerning a disclosing party (whether prepared by a disclosing party or its representatives or otherwise and irrespective of the form of communication (i.e., whether written or oral)) which is furnished to a receiving party or to its representatives now or in the future by or on behalf of a disclosing party, including, without limitation, any business, technical (including but not limited to patented or patent-pending information), marketing, financial, patient, customer, vendor, employee, manufacturing, marketing, sales, research and development, or other Information which is communicated by or on behalf of a disclosing party to a receiving party orally, in writing or other physical form. "Confidential Information" shall also be deemed to include any notes, analyses, compilations. studies, forecasts, interpretations or other documents prepared by a receiving party or its representatives that contain, in whole or in part, the information furnished to such receiving party or its representatives pursuant hereto. Elekta and End User each agree to not disclose the other party's Confidential Information for the benefit of itself or any other person or entity except as expressly provided in this Agreement,

4.3 Elekta acknowledges that it will not acquire any rights in any of End User Data. Any grant by End User of rights in its End User Data, including, without limitation, for statistical analyses, must be approved by End User in writing in advance. Elekta acknowledges that it may not use any of End User Data, even if it is in 'cleansed" or "deidentified" form, for any purpose other than to fulfill its contractual obligations to End User and, if applicable, for other purposes that have been agreed to by End User and approved in a writing separate from and referencing this Agreement.

4.4 The provisions of this Article IV shall survive the termination of this Agreement and shall apply with equal force to any technical information or know-how concerning the LGK® acquired by End User other than pursuant to this Agreement.

4.5 The obligations of confidentiality and restriction of access pursuant to this Article IV shall not apply to any trade secret or confidential information that was (a) in the public domain at the time of such access or subsequently came in to the public domain through no fault of the person subject to the provisions of Article IV; (b) rightfully known to the person given to such access or developed independently by the person given such access; (c) received by the person given such access as a matter of right from a source other than a person subject to the provisions of this Article IV; or (d) required to be disclosed by subpoena or court order, but End User shall give immediate notice of such subpoena or court order to Elekta and shall request the court to grant confidential treatment to the confidential information disclosed pursuant to such subpoena or court order.

ARTICLE V. WARRANTY

5.1 Elekta provides the warranty for the LGK® and LGP Software set forth in Exhibit C hereto.

ARTICLE VI. EXCUSABLE DELAYS

6.1 If the performance of this Agreement by Elekta or End-User, or any obligation of Elekta or End-User hereunder is prevented, restricted or interfered with by reason of fire. explosion, acts of God, labor disputes or accidents affecting performance under this Agreement, or war, mobilization, civil commotions, blockade or embargo, or any law, regulation, ordinance or requirement of any government or regulatory agency. or any other act whatsoever similar to those above enumerated, or any other circumstance being beyond the reasonable control of Elekta or End-User, then and in that event Elekta or End-User, as the case may be, shall promptly notify the other parties hereto of the resulting difficulties there from, and any of the foregoing events shall excuse any performance required under this Agreement.

ARTICLE VII. LIMITATION OF LIABILITY & INDEMNIFICATION.

7.1 The remedies of End User and Elekta's liabilities for breaches of this Agreement shall include but not be limited to those specifically provided for in Section 5.1 and in this Article VII. Except for acts of willful misconduct, gross negligence, breaches of confidentiality, breaches of the Business Associate Addendum, and indemnification obligations, in no event shall Elekta be liable to End User for loss of revenue or profit, or for any other indirect, incidental or consequential damage, whether arising in contract, tort or otherwise.

7.2 Elekta shall defend and indemnify End User and its affiliates, agents, servants and employees. and hold them harmless from and against all damages, losses claims, judgments and liabilities by or to third parties (plus litigation costs incurred) resulting from injury to or death of any person or physical loss or damage to property arising out of defective materials, workmanship, or manufacture of the LGK® or the defective maintenance of the LGK® (but, with respect to maintenance, only to the extent performed by or on behalf of Elekta). The foregoing indemnification obligations require that: (i) End User shall notify Elekta in writing of a claim within a reasonable period of time after becoming aware of such claim or Elekta’s potential capability: (ii) Elekta has primary control of the defense and all related settlement negotiations: (iii) in the case of real or tangible property, limiting such indemnification and save harmless obligations to the cost of repair of such property or if repair is not practicable. to the replacement cost of such property; and (iv) in the case of destroyed data, limiting such indemnification and save harmless obligations to complete recovery or input of lost data. Failure of the foregoing obligations shall affect the indemnification obligation only to the extent such failure materially and adversely impacts the ability of Elekta to successfully defend against the claims. Elekta agrees that any settlement of such claim or cause of action shall release End User and the Indemnitees fully, absolutely, and finally from any liability related to such cause of action. Elekta shall use commercially reasonable efforts to minimize, to the extent possible, publicity adverse to End User or an Indemnitee associated with any such settlement. Elekta shall not agree to a settlement which names End User or an Indemnitee as culpable absent the prior written consent of such Indemnitee. In the event that Elekta, in the reasonable judgment of End User, lacks the financial resources to adequately and timely defend such claim or if Elekta has indicated in writing its unwillingness to so defend such claim, End User may defend and Elekta shall reimburse, all costs related to such defense.

7.3 If a third party claim is made or an action brought alleging that the LGP Software infringes a U.S. Patent, or any copyright, trademark, trade secret or other proprietary right, Elekta snail indemnify, hold harmless and defend End User against such claim and shall pay ongoing and resulting costs of the infringement claim, if any, including reasonable attorneys' and expert fees. End User shall promptly notify Elekta in writing of the claim, and Elekta shall have sole control of the defense and all related settlement negotiations. End User shall reasonably cooperate in such defense so long as there is no expense to End User. If the LGP Software, in whole or in part, or the use or operation thereof, becomes or in the reasonable option of Elekta is likely to become, the subject of such a claim. Elekta shall, at its sold expense, either procure the right for Customer to continue using the LGP Software or, at the option of Elekta at Elekta sole expense, replace or modify the same so that it becomes non-infringing (provided such replacement or modification maintains the same material functionality and does not adversely affect End User's use of the LGP Software as contemplated hereunder). If neither of the alternatives is available on terms which are reasonable in Elekta’s sole judgment, Elekta shall refund to End User, upon receipt of the infringing LGP Software, all fees paid for such infringing LGP Software, depreciated on a five (5) year straight line basis.

ARTICLE VIII. MISCELLANEOUS PROVISIONS.

8.1 Assignment. No party hereto shall assign its respective rights or obligations under this Agreement (including the LGP Software License) in whole or in part to any person without the prior written consent of the other party, except as provided in this Section 8.2 hereinafter. In the event of any assignment or transfer by End User of its rights or duties under this Agreement or the Lease or of any sale, transfer, lease or sublease of the LGK® or any component thereof to a third party, End User shall obtain the prior approval of Elekta of the proposed transferee (such approval not to be unreasonably withheld) and cause such transferee, prior to such transfer, to sign ('.) an agreement that any acquired interest In the LGK® System is subject to the terms and conditions of this Agreement and evidencing such transferee's agreement to be bound, to the same extent as End User, by the then-surviving provisions of this Agreement, including but not limited to the technical and scientific information provisions (Section 3.3), the confidentiality provisions (Article IV), the provisions of Articles V and VII hereof, and the provisions of the LGK® Software License or (2) a similar agreement otherwise approved by the Elekta, which approval shall not be unreasonably withheld.

8.2 Subcontractors. Elekta shall be entitled to appoint subcontractors or any other third parties for the performance or fulfillment in whole or in part of Elekta's obligations under this Agreement without the consent of End User, and Elekta shall be fully responsible and liable for the performance, acts, and omissions of entities it appoints to perform Elekta's obligations hereunder. Elekta shall be entitled to assign any of its rights or obligations hereunder to any of its affiliates without the consent of End User, but Elekta agrees that it will be fully responsible for any obligations assigned to Elekta's Affiliates hereunder.

8.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior or contemporaneous agreements, negotiations or discussions between the parties with respect to the subject matter hereof. No amendment of the provisions of this Agreement will be valid unless made in writing and signed by both parties hereto.

8.4 Additional Obligations. Elekta acknowledges End User's obligations to comply with certain laws and regulations as well as the need for Elekta's employees, agents, and contractors to comply with reasonable requests, standard rules, and regulations of End User regarding persona! and professional conduct as attached in Exhibit G, including the use of an Identification badge or personal protective equipment. Elekta will ensure that it's employees, agents, and contractors comply to End User's facility laws or regulations, and general safety practices or procedures, generally applicable to such facilities. Elekta will perform, as applicable, criminal background checks, credit checks, health screening. vaccinations and testing on its employees, agents. and contractors and agrees to provide written verification to End User of any such required checks, tests and screenings, and shall provide End User with reasonable assistance in ensuring Elekta employee, agent, and contractor compliance with (i) laws and regulations affecting End User's facllity(ies) and (ii) End User's facility rules and regulations. Elekta warrants and represents that it has enforceable written agreements with all of its employees, agents, and contractors involved during the course of this Agreement in any provision of services and Equipment under this Agreement, obligating such employees and contractors upon terms and conditions no less restrictive than contained herein, not to use or disclose any confidential information, proprietary rights, or information learned or acquired during the course of such employment or engagement, Elekta warrants and represents that any services performed by Elekta or by a permitted subcontractor or agent of Elekta shall be performed in a professional manner, consistent with industry standards and in a diligent, workmanlike, and expeditious manner.

8.5 Personnel Requirements. Elekta and its employees, agents, and contractors shall cum.* with and abide by End User's rules, policies and/or procedures for vendor credentialing including those attached as Exhibit H. to the extent allowed by law. Elekta expressly acknowledges and agrees that as a condition of access to End User, Elekta and its employees, agents, and contractors shall cooperate and work with any third party vendor credentialing services entity with which End User has a contract and from which End User requests Elekta and its employees, agents, and contractors to obtain credentialing. No representatives of Elekta will be given access to End User absent successful completion of End User's vendor credentialing program and continued strict compliance with End User's rules, standards, policies and procedures. End User's vendor credentialing program requires Elektra to provide the following information to End User, which shall be kept on file at End User's Radiation Oncology Department: (i) a criminal background check; (ii) verification of Excluded Provider status; (iii) licensure verification, if any; (Iv) PPD test (tuberculosis) within ninety (90) days of first visit and annually thereafter; (v) a copy of a valid state photo identification; and (vi) a complete orientation packet and confidentiality statement. End User acknowledges and agrees that all information provided to End User by Elekta pursuant to this Section 8.5 (i) through (v) shall be Confidential Information as defined herein and subject to the restrictions and obligations set forth in Article IV above. Elekta expressly agrees that it shall instruct all of its representatives of the above requirements, and the fact that each representative, prior to admission to End User, must have a scheduled appointment in place. End User may, in its sole discretion, require Elekta to replace any personnel provided by Elekta, including any contractor personnel, should they not comply with End User's security requirements or other rules and regulations applicable to the conduct of End User's employees or contractors while such Elekta personnel are performing their obligations hereunder at the End User's °remises. No standing appointments are permissible or will be allowed. Nothing herein shall be construed as granting a representative access or permission to any locations within End User, other than the main lobby of End User. Any Elekta representatives seeking access to End User for the purpose of performing Services must have a scheduled appointment with End User's Director of Materials Management. Any Elekta representative that does not comply with the above, will be removed from End User and may permanently prohibited from access to End User.

8.6 Governing Law. This Agreement shall be interpreted and enforced in accordance with the internal laws, and not the law of conflicts, of the State of Florida.

8.7 Independent Contractor. It is mutually understood and agreed that nothing in this Agreement is intended nor shall be construed to create between Elekta and End User, with respect to their relationship hereunder, an employer/employee relationship, a partnership or joint venture relationship, or a landlord/tenant relationship.

8.8 Excluded Provider. Elekta represents and warrants that neither it nor any of its employees or other contracted staff (collectively referred to in this paragraph as "employees") has been or is about to be excluded from participation in any Federal Health Care Program (as defined herein). Elekta agrees to notify End User within five (5) business days of Elekta's receipt of notice of intent to exclude or actual notice of exclusion from any such program. The listing of Elekta or any of its employees on the Office of Inspector General's exclusion list (01G website) the General Services Administration's Lists of Parties Excluded from Federal Procurement and Nonprocurement Programs (GSA website) for excluded individuals or entities, any state Medicaid exclusion list or the Office of Foreign Assets Control's (OFAC's) blocked list shall constitute "exclusion" for purposes of this paragraph. In the event that Elekta or any of its employees is excluded from any Federal Health Care Program or placed on the OFAC's blocked list, it shall be a material breach and this Agreement shall immediately terminate without penalty to End User, unless End User elects in writing to continue this Agreement. For the purpose of this paragraph, the term "Federal Health Care Program" means the Medicare program, the Medicaid program, TRICARE, any health care program of the Department of Veterans Affairs, the Maternal and Child Health Services Block Grant program any state social services block grant program, any state children's health insurance program, or any similar program.

8.9 Corporate Responsibility Program. End User has in place a Corporate Responsibility Program ("Program") which has as its goal to ensure that End User complies with federal, state and local laws and regulations, a copy of which is available for review at jaxhealth.com in the Patients and Visitors section. The Program focuses on risk management, the promotion of good corporate citizenship, including the commitment to uphold a high standard of ethical and legal business practices, and the prevention of misconduct. Elekta acknowledges End User's commitment to Corporate Responsibility.

8.10	Religious and Ethical Directives. The parties acknowledge that the operations of End User and its affiliates are in accordance with the Ethical and Religious Directives for Catholic Health Care Services, as promulgates by the United States Conference of Catholic Bishops Washington, D.C. of the Roman Catholic Church or its successor ("Directives") and the principles and beliefs of the Roman Catholic Church is a matter of conscience to End User and its affiliates. The Directives are located at http://www.usccb.org/bishops/directives.shtn-d. It is the intent of the parties that neither this Agreement nor any part hereof shall be construed to require End User or its affiliates to violate said Directives in their operation.

8.11	Compliance with Laws. Elekta acknowledges that the equipment and LGP Software complies with the requirements of all applicable federal, state and local laws, ordinances, regulations and codes relating to the privacy or security of information including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 "HIPAA" and corresponding regulations. To the extent Elekta receives Individually Identifiable Health Information ("11HI") as such term is used in 45 C.F.R. § 160.103, Elekta shall execute the Business Associate Addendum ("BAA") attached hereto as Exhibit E, and further agrees to execute any amendments thereto reasonably requested by End User to meet End User's regulatory obligations. In the event of a conflict between the BAA, as may be amended, and this Agreement, the BAA shall be given priority.

8.12	Insurance. Throughout the term of this Agreement Elekta shall maintain in force, at a minimum, the insurance coverages described below. Elekta shall obtain or otherwise arrange for appropriate levels of insurance coverage for all subcontractors providing services that shall also comply with required insurance requirements as set forth below.

(a)	commercial general liability insurance, including products/completed operations, personal and advertising injury coverage, in a form equivalent to CG0001 1207 or CG0002 1207, with a minimum combined single limit of $1 million per occurrence and minimum general aggregate and products/completed operations aggregate limits of $3 million;

(b)	comprehensive automobile liability insurance covering use of all owned, non-owned and hired automobiles with a minimum combined single limit of $1 million per accident for bodily injury and property damage liability;

(c)	worker's compensation insurance and employer's liability insurance or any alternative plan or coverage as permitted or required by applicable law, with a minimum employer's liability limit of $1 million each accident, each employee for disease, and policy limit for disease;

(d)	umbrella/excess liability insurance, with underlying coverage in subsections (a) through (c) above, with a minimum limit of $5 million per occurrence and minimum aggregate amount of $15 million, said amounts being in excess of the named primary coverages;

(e)	Elekta agrees to provide a certificate of insurance to End User upon written notice of such a request.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement in duplicate as of the date first written above.

ELEKTA INC.

By:	/s/ Michelle Crawley	Title:	VP Contract Administration

		Date:	08/04/11

SAINT VINCENT’S MEDICAL CENTER, INC.

By	: /s/ Moody Chisholm	Title:	President & CEO

		Date:	8/11/11

EXHIBIT A

SCOPE OF SUPPLY

Leksell Gamma Knife® PERFEXIONTM

PRODUCT SPECIFICATION

Standard turn-key system

Qty Description		Article no.
1	Leksell Gamma Knife® PERFEXIONTM	715000
2	Leksell® Coordinate FrameTM Kit for PERFEXIONTM	1002407
1	Leksell GammaPlan®	in BOM
1	PERFEXIONTM system tool kit
1	LSS Spare Part Kit for Leksell® Coordinate FrameTM	1002406
I	Skull scaling instrument	A0202-01
1	CT planning kit
1	MRI planning kit
I	X-ray planning kit
1	Set of Co60 sources	2000000
	Cobalt loading
	Site planning
	Installation and commissioning

1	Support and Education & Training for PERFEXIONTM	SER PERFEXION
		0001

Leksell Gamma Knife® PERFEXIONTM

Radiation unit

-With radiation shielding doors and collimator system.

Patient Positioning SystemTM

-Patient couch and automatic Patient Positioning System.

Covers for radiation unit and Patient Positioning System

Electric cabinet

-Electric cabinet with cabling

-ECU - central unit and safety system electronic board, circuit breakers and cabling.

-SDU - sector drive electronic board, circuit breakers and cabling

-PPC 1- software

-PPC 2- software

-Medical UPS

Operator area

-Office cabinet

-Keyboard and mouse

-Operator console with patient and operator audio/video, power supply, opto insulators, cabling and connectors

Flat screen monitors

Office UPS

MCU kit

MCU PC with USB CAN
MCU software

Treatment couch

Height adjustable mattress

Manual controls for treatment setup

Frame adapter

Model "Standard G". For interfacing between Leksell Coordinate Frame model G and Leksell Gamma Knife PERFEXIONTM.

Clearance check tool

Document set

Installation and supplementary documents

2 instructions for use

2 emergency routines

Signs and labels

Leksell® Coordinate Frame® Kit for PERFEXIONTM

Includes:

Qty	Consists Of:	Article No.

1	Frame with Feet and Straight Front Piece	50487-01
1	Front Piece, Curved	60638-01
2	Insulated Fixation Post, Anterior	912462
2	Insulated Fixation Post, Short Posterior	912463
2	Insulated Fixation Post, Long Posterior	912862
6	Locking Screw, 5 x 19 mm, Titanium	60490-03
6	Locking Piece for Fixation Post	60497-01
1	Ear Plug Holder, Right	50498-01
I	Ear Plug Holder, Left	50498-02
2	Ear Plug	60136-01
1	Fixation Screws, Titanium, kit of 20 pairs	907999
2	Instrument Screw Driver, Double	50146-02
1	Sterilizing Tray for Frame	50151-03
4	Disposable Inserts, 25x4 pieces	912464
1	Instruction for Use, Leksell® Coordinate Frame kit 003818
1	Instructions for Use, Insulated Fixation Posts	012594
1	Quick Reference Guide	014611

PERFEXIONTM system tool kit

Includes:

QA tool	1001182
-For radiation focus precision check.
Frame Cap	717960

 -The frame cap is used during patient preparation for a treatment with Leksell
Gamma Knife® PERFEXIONTM.

LSS Spare Part Kit for Leksell® Coordinate FrameTM

Consists of 4 pieces of each of the following;

-Locking Screw, 5 x 19 mm, Titanium

-Locking Piece for Fixation Post

-Screw, 4 x 10 mm, Titanium

Skull scaling instrument

For measurement of skull shape for Leksell GammaPlan® modeling

CT planning kit

Includes:

CT indicator	A0800-11
-Fiducial box for CT imaging procedure
CT adapter	A0400-04
-Fixating the stereotactic frame to the CT table fixation
CT table fixation	A0401-XX

-Fixating the CT adapter to specified CT table.

MRI planning kit

Includes:

MR adapter	A0420-XX
-Fixating the stereotactic frame to specified MR table.
MR indicator	A0820-07

-Fiducial box for MR imaging procedure

X-ray planning kit

Includes:

X-ray indicator	A0860-04
-Fiducial box for angiography imaging procedure
X-ray adapter and support	A0440-XX

-Fixating the stereotactic frame to specified angiography table.

Standard LGP for LGK PERFEXION

Includes one (1) Leksell GammaPlan® (LOP) license for creating new treatment plans for Leksell Gamma Knife® PERFEXIONTM. This main license allows the addition, management and storage of an unlimited number patient records and treatment plans. LGP also allows the visualization of treatment plans created at other LGK units.

Leksell GammaPlan® for Leksell Gamma Knife® PERFEXIONTM includes:

1 STANDARD LGP FOR PERFEXION LICENSE

Includes one (1) Leksell GammaPlan® (LGP) license for creating new treatment plans for Leksell Gamma Knife® PERFEXIONTM ..This main license allows the addition, management and storage of an unlimited number patient records and treatment plans. LGP also allows the visualization of treatment plans created at other LGK units.

1 RETREATMENTTM LICENSE

This software add-on facilitates planning of treatments days before surgery, the assessment of treatments and re-treatments. Users are free to plan days ahead of treatment, to prepare tomorrow's follow-ups and plan additional treatment. Re-TreatmentTM also lets any user to integrate images and vital treatment information from previous plans. It is a powerful tool to import and display previous key treatment data in the new treatment images. Imported data are user defined regions (targets, risk structures) and prescription isodose. It increases the customer confidence when treating new lesions after an initial treatment.

1 WARPSPEEDTM, REAL-TIME DOSE UPDATE LICENSE

This add-on speeds up planning by allowing the update of isodoses instantly during planning. Isodoses displayed in any workspace are instantly updated whenever one or several isocenters are added, modified, or removed. It is possible to fully apprehend the potential of composite shots, while also simplifying the elaboration of new dose plans. WarpSpeedTM provides a shorter learning curve, more intuitive and faster planning.

1 FUNCTIONAL PLANNINGTM LICENSE

This software add-on allows users to perform some functional procedures based on the definition on the AC-PC line the visualization of functional targets based on functional target formulas.

1 IMAGEMERGETM LICENSE

This software add-on allows an automatic or manual co-registration of any frameless image studies with a frame based reference study. Once co-registered, the frameless image can be used in LGP like any other study. Supports MR, CT and PET images (requires the optional module ColorPETTM).

1 COLOR PETTM LICENSE

The ColorPETTM software add-on help users to can combine the physiological data of PET images with the anatomical data of CT and MR images using predefined color lookup tables. Requires the ImageMerge software add-on.

Color Printer 110V

Network color laser printer with

-    Ethernet connector, minimum speed 10/100

-    Support for Postscript Level 3 printing

-    Power supply 110 V

-    English menus and labels

-    Support for printing A4, US letter, US executive and US legal
Delivered model: HP Color Laser Jet or similar

1 LGP — DICOM RT License

DICOM RT provides an exclusive possibility to share treatment information with any DICOM RT compatible system. It includes:

IMPORT of DICOM RT STRUCT allows displaying any user-defined region/volume created on a DICOM RT system. Volumes can be target volumes, organ at risks, isodoses or any other region of interest defined by the user.

EXPORT of treatment data via DICOM RT STRUCT and DICOM RT DOSE allows sharing information with any compatible systems to perform dose comparison or dose addition.

Additional Training for Leksell Gamma Knife® PERFEXIONTM

10	Clinical Training
Principle and practice of Gamma Knife Surgery, clinical lectures, treatment planning, patient treatment —5 days. Arranged by Elekta in collaboration with participating End User.

Technical Specifications

Workflow
Automatic positioning system.	Couch integrated
Typical repositioning time	< 3 s
Typical collimator size setup time	<- 3 s
Blocked collimation setup time	< 3 s
Mixed collimation setup time (Composite shot)	< 3 s
Check and verify	100%
QA procedure	Automatic
Accuracy
Radiological accuracy	< 0.5 mm

Positioning repeatability	< 0.05 mm
Maximum patient weight	210 kg (460 pounds)
Treatment planning
Treatment planning system	PC/Linux based
Dynamic shaping	Yes
Remote planning	Yes
Image co-registration	Yes
PET supported	Yes
Mechanical treatment range X/Y/Z	160/180/220 mm
Shape of accessible volume	Cylindrical
Real collimator sizes	4,8,16 mm diameter
Radiation data
Total cobalt-60 activity at loading (approx.)	< 6,600 Curie (2.44 x 10[14] Bq)
Number of radiation sources	192
Radiation dose rate at focal point at loading	> 3 Gy/min
Physical data
Overall length, including cover	4.46 m
Overall width, including cover	2.12 m
Overall height, including cover	1.91 m
Total weight (approximate)	20,000 kg

Radiation unit

The radiation unit is the radiation delivery system. It houses 192 Cobalt-60 sources and the collimator system that directs the radiation to the focus point. The radiation unit incorporates the management of the shielding doors and electro-mechanics of the source sectors.

The following section describes selected components within the radiation unit.

All components are chosen from well-recognized suppliers to secure reliability and to optimize performance of the system.

Collimator body with radiation shielding
Collimator body	Tungsten body with 576 collimator channels.
Collimators	Tungsten collimator inserts.
Pre-collimator	576 lead pre-collimator channels.
Outer shielding	Cast iron.
Inner shielding	Tungsten and lead.
Bearing for collimator body	Crossed roller bearing. Static axial load 680000 N
Shielding doors	Steel.
Shielding strips	Stainless Steel.
Servo Controller	High precision, fully digital servo drive with embedded intelligence.
Motor	DC motor with 2000 line encoder
Linear guide
Linear guide blocks	Caged ball technology.
Gear	Planetary gear
Clutch	Ratchetting clutch
8 source carrying sector units
Sector	Aluminum. 24 source housing
Shafts	Induction hardened stainless steel.
Bearings	Graphite bushings
Motor	24V DC motor
Encoder	500 impulses/turn
Linear guide unit	Repeatability ±0.003mm.
Linear encoder	Absolute Linear encoder.
Solenoid	Photo-micro sensor
Servo controllers	Intelligent servo card

Patient Positioning System

The Patient Positioning System is the component of the PERFEXIONTM system that the patient reclines on for treatment and is positioned relative the point of focus in the radiation unit.

The following section describes selected components within the Patient Positioning System.

All components are chosen from well-recognized suppliers to secure reliability and to optimize the performance of Leksell Gamma Knife PERFEXION.

Couch framework with X/Y/Z drive
Framework	20 mm zinc chromated steel
Motors	DC motors with 2000 line encoders.
Gear	X/Y-axis Planetary gear 30:1 Z-axis Planetary gear 4:1
Ball screws Bearing houses Support bearings	X/Z -axis.
Screw jack	Y-axis: Integrated safety nut.
Linear guides
Linear guide blocks	Caged ball technology.
Solenoid	Y-axis: Photo-micro sensor.
Linear encoders	Absolute Linear encoders. Accuracy grade +/- 0.005mm.
Servo Controllers	High precision. fully digital: servo drive. with embedded intelligence.
Frame fixation	Hardened stainless steel
Comfort system
Mattress support	Sandwich structure with aluminum honeycomb core and steel sheets
Actuator	DC actuator
Ball bearing	Stainless steel.
Covers
Radiation unit and couch covers	3 layers glass reinforced polyester. Meets ASTM E84 with flame spread index less than 75. Flammability rating V-0 according to UL 94.

Control System

Office Cabinet

Includes:

MCU - Main Computer Unit

Office UPS – Uninterrupted Power Supply

Ethernet Switch

Operators Console

Includes:

CIU - Connection and Isolation Unit

The CIU is powered by the office UPS and the internal power supply converting 100-250VAC to 24VDC.

PSS - Patient Surveillance system

The PSS is included in the operator console as a separate unit and handles the video/audio signals of the PERFEXIONTM system. It is possible to connect a video recorder on the 'auxiliary' outputs.

External audio system. e.g., patients MP3 player, can be connected and played over the sound system integrated in the radiation unit covers.

MCU Monitor

19" Flat screen, UL-approved.

The MCU Monitor shows the Graphical User Interface of the MCU.

PSS Monitor

19" Flat screen, UL-approved.

The PSS monitor shows the video from the patient camera and provides the sound from the patient microphone.

Treatment room Monitor

19" Flat screen. UL-approved.

The treatment room monitor displays the same information as the MCU monitor on the operators console.

Treatment room Camera

The treatment room camera provides video to the PSS Monitor in the Operators Area. Medical Cabinet

Includes: SDU -Sector Drive Unit

The SDU contains 8 servo controllers (one for each sector).

ECU - Electronic Control Unit

The Control Unit consists of two complete Power PCs (PPC) with peripherals (RAM. ROM, inputs, outputs, CAN interfaces).

Medical UPS - Uninterrupted Power Supply

The medical UPS delivers 24VDC and 48VDC needed for the PERFEXIONTM system. It is approved for medical use.

Radiation Phantom

The Radiation Phantom with Cassettes is used for calibrating the absorbed dose rate of Leksell Gamma Knife®.

Support and Education & Training for PERFEXIONTM

Education & Training Services

On-site Clinical Start-Up

One week on-site application training with Gamma Knife experienced neurosurgeon and/or radiation physicist certified by Elekta.

4 spaces in total selecting between the following two courses:

I) Leksell Gamma Knife® PERFEXIONTM Clinical Introductory Course

Principle and practice of Gamma Knife Surgery, clinical lectures, treatment planning, patient treatment 4-5 days. Arranged by Elekta in collaboration with participating hospital.. Elekta pays for the tuition at an approved Elekta training site.

2) Leksell GammaKnife® PERFEXIONTM Technical / Application training

For use, care and maintenance of the equipment.

Stereotactic imaging, physics, dosimetry, treatment planning, technical training on unloaded machine, QA procedures - 4 day arranged in Elekta Sweden. Elekta pays for the tuition at an approved Elekta training site.

Support Services

The following support services are delivered in addition to parts warranty during the term of the Purchased Services Agreement.

Maintenance System Management

Customization of the maintenance schedule for maximum equipment availability, performance and safety with minimum disruption to clinical patient flow.

Planned Maintenance

Scheduled preventive maintenance inspections in accordance with Elekta recommended maintenance intervals and procedures performed by Elekta certified engineers. The service includes installation of software maintenance releases and software upgrades. Also included is a service report detailing outstanding service needs and/or recommended parts replacement to sustain equipment performance at original design specifications. Parts, software and further service activities are not included. The customer is responsible for equipment availability for inspections at a mutually agreed time during regular Elekta office hours.

Remote Technical Support

Unlimited remote technical support, via phone, e-mail, fax or suitable equivalent, during regular Elekta office hours.

On-site Technical Support

Preplanned corrective maintenance by Elekta certified engineers to resolve technical issues on-site during regular Elekta office hours. This service includes a service report detailing the maintenance actions completed and recommending further service actions to eliminate the root cause of the problem(s). It is at the discretion of Elekta to determine whether an on-site visit is required to solve the technical issue. Parts and further service activities not included.

Remote Application Support

Unlimited remote application support, via phone, e-mail, fax or a suitable equivalent, during regular Elekta office hours.

Leksell GammaPlan®, remote application support

Unlimited remote application support. via phone, e-mail, fax or a suitable equivalent, during regular Elekta office hours.

EXHIBIT B

DESCRIPTION OF SITE

Saint Vincent's Medical Center

1 Shircliff Way

Jacksonville, Florida 32204

EXHIBIT C

ELEKTA'S WARRANTY

1.	Subject to the exceptions set forth below, Elekta warrants to End User that for one (1) year from the date of completed Installation Test Protocol, the LGK® will perform consistently with the Specification and the LGK® will be free from defects in design, materials, and workmanship which result in non-compliance with the Specification, except as otherwise provided herein below. Notwithstanding the foregoing, Elekta's warranty set forth in this Section 1 does not cover:

(i)	defects arising out of materials or parts provided, modified or designed by End User;
(ii)	defects emanating from End User's improper use or maintenance;
(iii)	normal deterioration or normal wear and tear, including radioactive decay of the Cobalt Supply;
(iv)	defects resulting from repairs or service of the LGK® supplied other than by Elekta or its authorized representative;
(v)	defects in the Hardware (and its operating software) (the warranty for which is regulated in Section 7 below) or the LGP Software (the warranty for which is regulated in Section 2 below).
(vi)	the training referred to in Subsection 3.2 of the Terms and Conditions; or
(vii)	defects in positioning or in the Site.

2.	Elekta warrants that the LGP Software will, for a period of one (1) year from the date of the completed Installation Test Protocol, perform substantially in accordance with the Specification, and the documentation delivered with such LGP Software and the Specifications. The warranty set forth in this Section 2 shall not apply if the LGP Software is subject to unauthorized repair or modification, improper application, improper installation by a party other than Elekta or Elekta's authorized agents, accidental damage, negligence in use, improper storage, acts of God, electrical power damage, equipment malfunction. or abnormal operating conditions, and in the event of any of the foregoing, End-User shall be responsible to pay Elekta's then standard charges for any repairs, replacements or services performed by Elekta.

3.	In the event that the LGK® or any part or component thereof shall fail to conform with the relevant warranty described herein, Elekta shall (or cause one of its affiliates to) promptly repair or replace, at its option and at its expense, the defect in the LGK® or component thereof. Repair or replacement parts furnished or work performed under this warranty shall be warranted for a period of one (1) year from and after the date of such repair of replacement, but in no event shall any such warranty with respect to repair or replacement work or parts extend past that date which is two (2) years from and after the date of completion of the Installation Test Protocol. The defective LGK® or part thereof which is replaced in accordance with this warranty shall be the property of Elekta, and Elekta will notify Buyer and End User in writing immediately after repair or replacement as to what disposition Elekta desires of such LGK® or part thereof, all at Elekta's cost.

4.	In order to avail itself of its rights under this warranty, End User shall immediately notify Elekta in writing of any defects that appear under the warranty and shall give Elekta every reasonable opportunity of inspecting and remedying such defects.

5.	Year 2000 Compliance Warranty Elekta further warrants that the equipment, LGP Software and use of data will be year 2000 compliant and accommodate a full year calculation in its software. Licensor will guarantee that the equipment and software will accept all data and perform to comply with the year 2000 warranties, assuring that the full four (4) positions (e.g. 1997) year is utilized.

6.	THE WARRANTIES SET FORTH HEREIN ARE EXCLUSIVE AND GIVEN AND ACCEPTED IN LIEU OF ALL OTHER WARRANTIES OF ELEKTA OR ITS REPRESENTATIVES WITH RESPECT TO QUALITY, PERFORMANCE AND OPERATION OF THE LGK®, WRITTEN OR ORAL, EXPRESSED OR IMPLIED. ALL OTHER WARRANTIES OF ELEKTA OR ITS REPRESENTATIVES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXPRESSLY DISCLAIMED. EXCEPT FOR ACTS OF WILLFUL MISCONDUCT, GROSS NEGLIGENCE, BREACHES OF CONFIDENTIALITY, BREACHES OF THE BUSINESS ASSOCIATE ADDENDUM AND INDEMNIFICATION OBLIGATIONS, IN NO EVENT SHALL ELEKTA BE LIABLE FOR LOSS OF REVENUE OR PROFIT, OR FOR ANY OTHER, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGE ARISING IN ANY RESPECT FROM THE LGK® OR ITS USE, OPERATION OR PERFORMANCE. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

7.	Elekta shall assign to End User all of Elekta's rights under the warranty or warranties provided by the manufacturer (the "Computer Manufacturer") for the Hardware and operating software included in the LGK®. In the event the Hardware or operating software exhibit defects which are covered by the warranty of the Computer Manufacturer, End User may notify Elekta of the nature of such defects. In such case, Elekta shall promptly inform the Computer Manufacturer thereof and use its best efforts to arrange prompt repair service by the Computer Manufacturer pursuant to the terms of the Computer Manufacturer's warranty or warranties Elekta shall furnish End-User with such reasonable cooperation as End User may request with respect to the purchase by Buyer of any extended warranty or maintenance contract offered by the Computer Manufacturer.

8.	Elekta represents and warrants that at the time of delivery, the LGP Software does not and shall not contain any lock clock, timer trojan horse easter egg, time bomb, counter copy protection feature replication devices or defect ("virus" or "worm" as such terms are commonly used in the computer industry) CPU serial number references, or other device which: (i) might lock, disable or erase the LGP Software; (ii) prevent End User from fully utilizing the LGP Software; (iii) require action or intervention by Elekta or other persons or entities to allow End User to utilize the LGP Software; or (iv) might damage End User's network, data, computer equipment or other property as a result of accessing the LGP Software.

EXHIBIT D

LEKSELL GAMMAPLAN® PFX™ SOFTWARE LICENSE

1. LGP Software

1.1	Elekta hereby licenses to Buyer the LGP Software at no additional cost, to be utilized only for the purpose of planning dosages of treatments to be performed with the LGK®. In case Buyer already has an existing Leksell Gamma Knife® Buyer may also retain one license to the old Leksell Gamma Plan® software for archival purposes. Such license is also subject to the license terms and conditions set out in this Exhibit D. Such license is for the use by Buyer of the software at one (1) workstation.

1.2	Buyer shall not: (a) use LGP Software except in connection with the radiosurgical operations performed with the LGK® at the Site; (b) except as otherwise agreed upon in writing, make any modification to, adapt, translate, decompile, disassemble or create derivative works based on LGP Software or merge LGP Software into any other software; (c) reproduce LGP Software (or any portion thereof) or any materials related thereto except for one (1) back-up copy made as part of Buyer's regular computer software maintenance routines; (d) transfer, assign or sublicense LGP Software to any person except to an assignee of all of Buyer's rights in this Agreement in a manner permitted by Section 8.1 of the Terms and Conditions of this Agreement: or (e) use LGP Software in connection with any access terminal other than the Hardware which has been specifically approved by Elekta in writing.

1.3	All right, title, interest and ownership of, in and to LGP Software, including but not limited to all trademarks, service marks, registrations, copyrights, and all other proprietary rights not expressly granted in this License, shall at all times remain the exclusive property of Elekta. Elekta shall retain all rights to LGP Software recorded on the original disk(s) and all subsequent copies of LGP Software, in whatever form recorded.

1.4	The term of Buyers license to LGP Software shall continue until the earlier of: (a) any sublicense, assignment or transfer or attempted sublicense, assignment or transfer by Buyer of LGP Software without the consent of Elekta; (b) the transport, movement or attempted transport or movement by the Buyer of LGP Software, or the Hardware on which LGP Software is installed, from the Site without prior written consent of Elekta; (c) any modification or adaptation of LGP Software for use with any equipment other than the LGK®, (d) the use of LGP Software in connection with more than one access terminal unless Buyer has obtained the written consent of Elekta to the use of more than one access terminal at the same time or in connection with any access terminal other than the Hardware which has not been specifically approved by Elekta in writing; or (E) the mutual written consent of Buyer and Elekta.

2 .. Buyer's Responsibilities Concerning Hardware and LGP Software:

2.1	To facilitate E-Mail/Internet support, Buyer shall provide for E-Mail/Internet connectivity.

2.2	If Buyer elects to transfer images by a data network, then:

(a)	Buyer shall provide the format to and right to read the diagnostic images generated by the user's diagnostic equipment and planned to be used as input for LGP Software. The Buyer shall provide a sample image in digital and hard copy form in the orientation intended for clinical use.
(b)	Buyer is responsible for obtaining up-to-date and accurate scanner image formals and any other scanner or PACS information from vendors necessary to integrate images into LGP Software and providing this to Elekta.

(c)	The Hardware used to run LGP Software must be used solely for this and related purpose. All changes and additions to LGP Software and/or Hardware running LGP Software must receive prior written approval of Elekta.
(d)	Buyer shall provide the images via an Ethernet connection using TCP/IP protocol and will provide all physical cabling to the LGP Hardware compatible with 100-Base-T or 1000-Base-T at the Installation location of the LGK®.
(e)	Buyer shall provide all TCP/IP networking parameters such as IP address, net mask, gateway address etc. for the HP workstation included as a part of the Hardware.

EXHIBIT E

HIPAA Business Associate Addendum

THIS HIPAA BUSINESS ASSOCIATE ADDENDUM (the "Addendum") is entered into effective the 4th day of August, 2011 (the "Effective Date"), by and between Elekta, Inc., ("Business Associate") and Saint Vincent's Medical Center, on behalf of itself and its affiliates, if any (individually and collectively, the "Covered Entity") and adds to the Leksell Gamma Knife® End User Agreement dated 8/4/11(the "Agreement") entered into between Business Associate and Covered Entity.

Pursuant to the Agreement, Business Associate may perform functions or activities on behalf of Covered Entity involving the use and/or disclosure of protected health information received from, or created or received by, Business Associate on behalf of Covered Entity ("PHI"). Therefore, if Business Associate is functioning as a business associate to Covered Entity, Business Associate agrees to the following terms and conditions set forth in this HIPAA Business Associate Addendum.

1.	Definitions. For purposes of this Addendum, the terms used herein, unless otherwise defined, shall have the same meanings as used in the Health Insurance Portability and Accountability Act of 1996, and any amendments or implementing regulations ("HIPAA"), or the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and any amendments or implementing regulations ("HITECH").

2.	Compliance with Applicable Law. The parties acknowledge and agree that, beginning with the relevant effective dates, Business Associate shall comply with its obligations under this Addendum and with all obligations of a business associate under HIPAA, HITECH and other related laws, as they exist at the time this Addendum is executed and as they are amended, for so long as this Addendum is in place.

3.	Permissible Use and Disclosure of Protected Health Information. Business Associate may use and disclose PHI to carry out its duties to Covered Entity pursuant to the terms of the Agreement. Business Associate may also use and disclose PHI (i) for its own proper management and administration, and (ii) to carry out its legal responsibilities. If Business Associate discloses Protected Health Information to a third party for either above reason, prior to making any such disclosure, Business Associate must obtain: (i) reasonable assurances from the receiving party that such PHI will be held confidential and be disclosed only as required by law or for the purposes for which it was disclosed to such receiving party; and (ii) an agreement from such receiving party to immediately notify Business Associate of any known breaches of the confidentiality of the PHI.

4.	Limitations on Uses and Disclosures of PHL Business Associate shall not, and shall ensure that its directors, officers, employees, and agents do not, use or disclose PHI in any manner that is not permitted or required by the Agreement, this Addendum, or required by law. All uses and disclosures of, and requests by Business Associate, for PHI are subject to the minimum necessary rule of the Privacy Standards and shall be limited to the information contained in a limited data set, to the extent practical, unless additional information is needed to accomplish the intended purpose, or as otherwise permitted in accordance with Section 13405(b) of HITECH and any implementing regulations.

5.	Required Safeguards To Protect PHI. Business Associate agrees that it will implement appropriate safeguards in accordance with the Privacy Standards to prevent the use or disclosure of PHI other than pursuant to the terms and conditions of this Addendum.

6.	Reporting of Improper Use and Disclosures of PHI. Business Associate shall promptly, but no later than five (5) business days, report to Covered Entity a use or disclosure of PHI not provided for in this Addendum by Business Associate, its officers, directors, employees, or agents, or by a third party to whom Business Associate disclosed PHI.

7.	Reporting of Breaches of Unsecured PHI. Business Associate shall promptly, but no later than five (5) business days, report to Covered Entity a breach of unsecured PHI, in accordance with 45 C.F.R. §§ 164.400-414. Business Associate shall cooperate with Covered Entity's breach notification and mitigation activities, and shall be responsible for all actual and direct costs, which shall include credit monitoring services for affected individuals, incurred by Covered Entity for those activities.

8.	Mitigation of Harmful Effects. Business Associate agrees to mitigate, to the extent practicable, any harmful effect of a use or disclosure of PHI by Business Associate in violation of the requirements of this Addendum, including, but not limited to, compliance with any state law or contractual data breach requirements.

9.	Agreements by Third Parties. Business Associate shall enter into an agreement with any agent or subcontractor of Business Associate that will have access to PHI. Pursuant to such agreement, the agent or subcontractor shall agree to be bound by the same restrictions, terms, and conditions that apply to Business Associate under this Addendum with respect to such PHI.

10.	Access to Information. Within ten (10) business days from receipt of a written request by Covered Entity for access to PHI about an individual contained in a Designated Record Set, Business Associate shall make available to Covered Entity such PHI for so long as such information is maintained by Business Associate in the Designated Record Set, as required by 45 C.F.R. § 164.524. In the event any individual delivers directly to Business Associate a written request for access to PHI, Business Associate shall within five (5) days forward such request to Covered Entity.

11.	Availability of PHI for Amendment. Within ten (10) business days from receipt of a written request from Covered Entity for the amendment of an individual's PHI or a record regarding an individual contained in a Designated Record Set (for so long as the PHI is maintained in the Designated Record Set), Business Associate shall provide such information to Covered Entity for amendment and incorporate any such amendments in the PHI as required by 45 C.F.R. § 164.526. In the event any individual delivers directly to Business Associate a written request for amendment to PHI, Business Associate shall within five (5) days forward such request to Covered Entity.

12.	Documentation of Disclosures. Business Associate agrees to document disclosures of PHI and information related to such disclosures as would be required for Covered Entity to respond to a request by an individual for an accounting of disclosures of PHI in accordance with 45 C.F.R. § 164.528.

13.	Accounting of Disclosures. Within ten (10) days from receipt of written notice by Covered Entity to Business Associate that it has received a request for an accounting of disclosures of PHI regarding an individual during the six (6) years prior to the date on which the accounting was requested, Business Associate shall make available to Covered Entity information to permit Covered Entity to respond to the request for an accounting of disclosures of PHI, as required by 45 C.F.R. § 164.528. In the case of an electronic health record maintained or hosted by Business Associate on behalf of Covered Entity, the accounting period shall be three (3) years and the accounting shall include disclosures for treatment, payment and healthcare operations, in accordance with the applicable effective date of Section 13402(a) of HITECH. In the event the written request for an accounting is delivered directly to Business Associate, Business Associate shall within five (5) business days forward such request to Covered Entity.

14.	Electronic PHI. To the extent that Business Associate creates, receives, maintains or transmits electronic PHI on behalf of Covered Entity, Business Associate shall:

(a)	Comply with 45 C.F.R. §§164.308, 310, 312, and 316 in the same manner as such sections apply to Covered Entity, pursuant to Section 13401(a) of HITECH, and otherwise implement administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of electronic PHI;

(b)	Ensure that any agent to whom Business Associate provides electronic PHI agrees to implement reasonable and appropriate safeguards consistent with industry standards designed to protect it; and

(c)	Report to Covered Entity any security incident of which Business Associate becomes aware.

15.	Judicial and Administrative Proceedings. In the event Business Associate receives a subpoena, court or administrative order or other discovery request or mandate for release of PHI, Covered Entity shall have the right to control Business Associate's response to such request. Business Associate shall notify Covered Entity of the request as soon as reasonably practicable, but in any event within two (2) business days of receipt of such request.

16.	Availability of Books and Records. Business Associate hereby agrees to make its internal practices, books, and records relating to the use and disclosure of PHI available to the Secretary of the Department of Health and Human Services for purposes of determining compliance with the Privacy Standards.

17.	Breach of Contract by Business Associate. In addition to any other rights Covered Entity may have in the Agreement, this Addendum or by operation of law or in equity, Covered Entity may i) immediately terminate the Agreement if Covered Entity determines that Business Associate has violated a material term of this Addendum, or ii) at Covered Entity's option, permit Business Associate to cure or end any such violation within the time specified by Covered Entity. Covered Entity's option to have cured a breach of this Addendum shall not be construed as a waiver of any other rights Covered Entity has in the Agreement, this Addendum or by operation of law or in equity.

18.	Effect of Termination of Agreement. Upon the termination of the Agreement or this Addendum for any reason, Business Associate shall return to Covered Entity or, at Covered Entity's direction, destroy all PHI received from Covered Entity that Business Associate maintains in any form, recorded on any medium, or stored in any storage system. This provision shall apply to PHI that is in the possession of Business Associates or agents of Business Associate. Business Associate shall retain no copies of the PHI. Business Associate shall remain bound by the provisions of this Addendum, even after termination of the Agreement or Addendum, until such time as all PHI has been returned or otherwise destroyed as provided in this Section.

19.	Injunctive Relief. Business Associate stipulates that its unauthorized use or disclosure of PHI while performing services pursuant to this Addendum may cause irreparable harm to Covered Entity, and in such event, Covered Entity shall be entitled to institute proceedings in any court of competent jurisdiction to obtain damages and injunctive relief.

20.	Indemnification. Business Associate agrees to defend and indemnify Covered Entity for any actual direct damage or loss ("Loss"), including reasonable attorneys' fees and costs, incurred by the Covered Entity as a direct result of Business Associate's unlawful use or disclosure of PHI or electronic PHI; except to the extent such Loss is caused by or contributed to by the Covered Entity. Business Associate will reimburse the Covered Entity for such Loss following determination of the Loss, including its causation.

21.	Exclusion from Limitation of Liability. To the extent that Business Associate has limited its liability under the terms of the Agreement, whether with a maximum recovery for direct damages or a disclaimer against any consequential, indirect or punitive damages, or other such limitations, all limitations shall exclude any damages to Covered Entity arising from Business Associate's breach of its obligations relating to the use and disclosure of PHI hereunder.

22.	Owner of PHI. Under no circumstances shall Business Associate be deemed in any respect to be the owner of any PHI used or disclosed by or to Business Associate by Covered Entity.

23.	Third Party Rights. The terms of this Addendum do not grant any rights to any parties other than Business Associate and Covered Entity.

24.	Independent Contractor Status. For the purposed of this Addendum, Business Associate is an independent contractor of Covered Entity, and shall not be considered an agent of Covered Entity.

25.	Changes in the Law. The parties shall amend this Addendum to conform to any new or revised legislation, rules and regulations to which Covered Entity is subject now or in the future including, without limitation, HIPAA, HITECH, the Privacy Standards, Security Standards or Transactions Standards.

26.	Conflicts. If there is any direct conflict between the Agreement and this Addendum, the terms and conditions of this Addendum shall control.

BUSINESS ASSOCIATE:		COVERED ENTITY:

By:	/s/ Michelle Crawley	By:	/s/ Moody Chisholm
Name:	Michelle Crawley	Name:	Moody Chisholm
Title:	VP Contract Administration	Title:	President & CEO
Date:	8/4/11	Date:	8/11/11

EXHIBIT F

End User Information Services Security Policy

ST. VINCENT'S

HEALTHCARE

ADMINISTRATIVE MANUAL
Subject:	INFORMATION SERVICES	24.20
SECURITY POLICY

Original Date: April 2005	References: 45 CFR Parts 160, 162 and 164
Present Date: January 2010
Review Date: December 2011	Supersedes:
Applicable To: SVHC & Affiliate Companies☒ SVMC☒ SCLM☒ SLH☒ FCPC☒

GENERAL

St. Vincent's HealthCare (SVHC) is committed to the protection of its electronic information. Information is one of the most valuable assets of SVHC. Electronic information is to be protected from accidental or intentional, unauthorized use, disclosure, modification or destruction. The intent of the Information Services Security Policy is to provide a basis for an information security program that would restrict electronic access to authorized individuals only, and provide for patient privacy and the protection of the confidentiality of clinical and business information. The following policy statements (Appendix A) have been developed to protect the confidentiality, integrity and availability of SVHC's electronic data.

The following policy statements (Appendix A) have been developed to protect the confidentiality, integrity and availability of SVHC's electronic data.

The SVHC Information Services Security Policy defines the minimum set of required security policies for SVHC security program. SVHC and its affiliates are required to be in compliance with this policy.

PURPOSE

1.	To protect SVHC applications, computer systems, networks, and electronic data by ensuring adherence to all Health System information services security policies.

2.	To protect the confidentiality, integrity, and availability of SVHC Electronic Protected Health Information (ePHI) in compliance with the Security regulations set forth in the Health Insurance Portability and Accountability Act of 1996 ("HIPAA").

3.	To minimize the potential exposure to SVHC, its affiliates and its associates from damages which may result from unauthorized use of SVHC resources. Potential damages include, but are not limited to the loss and or unauthorized modification of Protected Health Information (PHI), confidential Health System data or intellectual property, damage to public image, damage to critical SVHC internal systems, fines, civil monetary penalties, and criminal penalties.

SCOPE

This policy applies to all SVHC associates, physicians, contractors, consultants, volunteers and any other individuals or entities with access to SVHC applications, systems, networks and/or electronic data. These personnel will be referred to as the "workforce" throughout the policy.

ENFORCEMENT

Any associate found to have violated this policy will be subject to disciplinary action pursuant to Administrative Policies 15.10 & 15.11 and may be subject to civil and/or criminal penalties pursuant to local, state and/or federal law. Any non-employed individual or non-owned entity found to be in violation of this policy will be subject to loss of SVHC and its affiliates network access privileges, confiscation of device with removal of data and potential civil and/or criminal penalties pursuant to local, state and/or federal law.

DEFINITIONS

Access Control List (ACL):	A list of users, programs, and/or processes and the specifications of access categories to which each is assigned.

Administrative Safeguards:	Administrative actions, policies and procedures to manage the selection, development, implementation and maintenance of security measures to protect ePHI and to manage the conduct of the Business Associate's workforce in relation to the protection of that information.

Availability:	The ability of an authorized person to use or access objects, resources, data, or information when needed, without undue delay.

Breach:	The successful defeat of security controls which could result in a penetration of a system or network. A violation of controls of a particular information system such that information assets or system components are unduly exposed.

Business Associate:	An individual or organization who (1.) performs on behalf of SVHC and its affiliates any function or activity involving the use or disclosure of protected health information, and (2.) is not a member of SVHC workforce.

Computer System:	Hardware and software components that together allow a computer to operate.

Confidentiality:	The property that data or information is not made available or disclosed to unauthorized persons or processes.

Covered Entity:	A health care provider, health plan, or clearing house required by federal law to comply with the requirements of the HIPAA Privacy Rule and the HIPAA Security Standards.

Data Backup:	Process of copying all electronic data to media for applications and computer systems for recovery purposes.

Data Classification Matrix:	A chart which denotes security features that must be invoked for specific classes of data.

Disaster:	An event that would result in complete or near complete loss of computer systems or any event that creates an inability of an organization's part to provide critical business functions for some predetermined period of time.

Electronic Protected Health Information (ePHI):
All individually identifiable health information that is transmitted by electronic media or maintained in electronic media.

Encryption:	To modify or code data so that it is illegible without specific key to decode it.

ePHI Application:	Any application that creates, modifies, processes or stores electronic protected health information.

HIPAA: Health Insurance Portability and Accountability Act of 1996:
HIPAA has been established to enforce standards for electronic health information, enhance the security and privacy of health information, curtail healthcare fraud and abuse, and assure health insurance portability for employed persons.

Individually Identifiable Health Information:
Information that is a subset of protected health information, including demographic information collected from an individual, and: (1) Is created or received by a health care provider, health plan, employer, or healthcare clearinghouse; and (2) Relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past, present or future payment for the provision of health care to an individual; and (i) That identifies the individual; or (ii) With respect to which there is a reasonable basis to believe the information can be used to identify the individual. (42 C.F.R Section 160.103.)

Information Systems Security Policies:
A defined course of action or behavior that is to be followed with respect to the acquisition, deployment, implementation, retirement, or use of information technology resources. They are rules or regulations to be followed and enforced.

Integrity:	The property that data or information have not been altered or destroyed in an unauthorized manner.

Least Privileges/Minimum Necessary Information Requirements:

Access rules based on the principle that security and privacy are best maintained by providing individuals with access only to the information and functionality they need to perform their jobs.

Malicious software:	Programs written and distributed with the intent to cause damage to or disrupt network, systems, devices, servers and/or data, including, but not limited to viruses, worms, Trojan horses and email bombs.

Malware:	Malicious software, including viruses, worms, Trojans, Denial of Service and other such attacks.

Mobile Device:	Any portable computer/device that allows for storing, accessing and organizing digital information. A mobile device may feature a scaled-down keyboard, a pen-like stylus, or both. This includes, but is not limited to, PDAs, laptop computers, palmtop computers, USB memory sticks, wireless tablets, Blackberries or cell phones with this capability.

Modality:	A medical tool with electronic communication capability. Examples would be a Computed Tomography (CT) scanner or fetal monitor.

Perimeter Defense Access System:

A defined security access method that could include firewall type systems that restricts external unauthorized access through a variety of access control methods.

Physical Safeguards:	Physical measures, policies, and procedures to protect an organization's electronic information systems and related buildings and equipment, from natural and environmental hazards, and unauthorized intrusion.

Procedures:	Procedures are documented step-by-step instructions to accomplish specific tasks. Procedures may change frequently due to changes in technology, products, or business processes. Documented procedures help ensure that systems are implemented and maintained consistently across the organization. Procedures support Standards in that they tell specifically how a Standard will be implemented.

Protected Health Information (PHI):
All individually identifiable health information created, used, stored, maintained, or transmitted by any covered entity.

Public Network:	All systems, servers, routers and lines not owned or controlled by SVHC or any of its affiliates that can be accessed through public access methods, including dial-up, DSL, ISDN, cable, wireless and other connection methods.

Risk:	The possibility of suffering harm or loss.

Risk Analysis:	Assessment of threats to, impacts on, and vulnerabilities of information and information processing facilities and the likelihood of their occurrence.

Sanction:	A penalty that acts to ensure compliance or conformity; the penalty for noncompliance specified in a law or decree.

Security Incident:	The attempted or successful unauthorized access, use, disclosure, modification or destruction of information or interference with system operations in an information system.

Server:	A computer or device on a network that manages network resources.

Standards:	Specific approaches, solutions, methodologies, products, or protocols that must be adhered to in the acquisition, deployment, implementation, retirement, or use of system or procedures. Standarts are intended to establish uniformity for technology infrastructures, applications, procedures, or data. Standards may be developed as a subset of, and within the context of, a broader technology policy. Standards may define or limit the tools, proprietary product offerings or technical solutions that may be used, developed or deployed by the organization. There may be business case exceptions where standards cannot be followed. These exceptions must be approved by the appropriate level of management. Standards provide specifics in support of more generic Policies.

System Administrator:	The person in charge of managing a multi-user computer system.

Technical Safeguards:	The technology and the policy and procedures for its use that protect ePHI and control access to it.

PROCEDURE

1.	General

A.	The workforce is accountable for information security, and is required to know, understand, and follow all SVHC Information Services Security policies and associated standards and procedures.

B.	The designated Information Security Officer is required to carry out the duties of development, implementation, and enforcement of policies and procedures, and to oversee SVHC's overall information security program.

C.	SVHC empowers its affiliates and departments to write and approve additional information systems security policies that are intended to protect SVHC applications, computer systems, networks, and electronic data (including ePHI) and/or ensure adherence to regulatory requirements. These policies must meet or exceed the minimum standards set in the SVHC Information Services Security Policy, and must be periodically reviewed for compliance.

D.	Any attempt to compromise information systems security measures is prohibited. Proper documentation must be submitted and approved by SVHC Information Services management to obtain authorization for any attempts to compromise information systems security for testing purposes.

E.	All personnel must immediately report suspected or verified information systems security breaches or policy violations to the appropriate SVHC management, who is then responsible for escalating/reporting the violation to the Information Security Officer.

F.	Any attempts to bypass information systems security measures or any activities involving the compromise of information systems security measures are prohibited.

G.	SVHC management reserves the right to monitor, inspect, or examine at any time all SVHC information systems without the consent, presence, or knowledge of the involved users. The types of information systems subject to this right of monitoring and access include, but are not limited to, electronic mail system files, access and resource usage reports, personal computer hard drives, personal and/or shared network directories, and voicemail messages. All examinations of this nature must be conducted after appropriate approval has been obtained in accordance with SVHC Electronic Investigation Policy. SVHC management retains the right to permanently remove from its information systems any material it deems offensive, potentially illegal, inappropriate, or not consistent with the mission or values of the organization.

II.	Acceptable Use

A.	Any individual using SVHC applications, systems, networks and/or electronic data must restrict their activities to SVHC business purposes only. All activities on SVHC information systems are subject to monitoring.
B.	Use of SVHC applications, systems, networks and/or electronic data must be protected to provide necessary assurance of confidentiality, integrity, and availability by anyone entrusted with such use.
C.	Under no circumstance is anyone authorized to use SVHC applications, systems, networks, and/or electronic data for activities that are contrary to the SVHC and Ascension Health Standards of Conduct or illegal under local, state, federal or international law.

III.	Authorization & Access Management

A.	All access requests must be documented and approved, using the appropriate forms located on the Intranet, according to SVHC procedures.

B.	Authorization and access management procedures must follow the least privileges /minimum necessary information requirements of the HIPAA Privacy Rule.

C.	Access must be granted and used only for authorized business purposes.

D.	User IDs and passwords, or other authentication methods must uniquely identify individuals accessing ePHI.

E.	Sharing a user ID or using another user's ID is prohibited.

F.	Users are responsible for all activities performed under their user IDs.

G.	All user passwords must be kept confidential, must be periodically changed, and are not to be shared with any other individual.

H.	Passwords must be at least 8 characters in length or the maximum length allowed by an application. The configuration and/or use of strong passwords are required when technically and operationally feasible.

I.	A password must be changed if the security of the password is believed to be breached or compromised.

J.	Whenever possible, user IDs must not give any indication of administrative privilege level assigned to the account.

K.	Users must log out or invoke a password protected screen saver or equivalent when leaving a workstation unattended.

L.	Auto logoff must be implemented whenever technically feasible.

IV.	Application Security

A.	Any individual or group responsible for an ePHI Application must demonstrate compliance with the HIPAA Security Standards.

B.	Any individual or group using SVHC applications to create/maintain/inquire electronic documents containing ePHI is required to keep those documents confidential.

C.	Any individual or group responsible for selection of a new ePHI Application must ensure the application demonstrates compliance with the HIPAA Security Standards.

V.	Audit Controls

A.	SVHC will implement hardware, software, and/or procedures that record and examine activity in information systems that contain or use ePHI.

B.	The content and level of detail included in the activity logs must be based on an assessment of system events that are most likely to be correlated with risks to the confidentiality, integrity, and availability of the information contained in the system.

C.	The auditing mechanisms should record information such as the user identification associated with the event, the program or command used to initiate the event, and the time/date of the event.

D.	Security-related events or actions to consider logging include, but are not limited to the following:

1.	Log on attempts (including failed ones);
2.	Changes to security settings or parameters (e.g., minimum password length);
3.	User accounts added, changed (privileges), deactivated, and deleted; and
4.	Password resets

VI.	Business Associate, Non-Disclosure, and Confidentiality Agreements /Contracts

A.	Business Associate Agreements/Contracts (BAA/BAC) must be completed by organizations that create, receive, maintain or transmit ePHI on behalf of SVHC and its affiliates.

B.	The Business Associate must agree to:

1.	Implement administrative, physical and technical safeguards that reasonably protects the confidentiality, integrity and availability of the ePHI;
2.	Ensure that any agent, including a subcontractor, to whom it provides ePHI agrees to implement reasonable and appropriate safeguards to protect it; and
3.	Report to SVHC any security incident of which the Business Associate becomes aware.

C.	Non-Disclosure/Confidentiality agreements must be completed by organizations that create, receive, maintain or transmit other (non-ePHI) confidential data on behalf of SVHC or its affiliates.

VII. Contingency Operations

A.	SVHC and its affiliates must have an overall contingency plan and supporting procedures for responding to an emergency (i.e. system failure, fire, natural disaster, vandalism, etc) that compromises the confidentiality, integrity and/or availability of ePHI, or other mission critical, confidential and/or proprietary data contained in their environment.

B.	This plan must be documented and must include procedures for data backup, periodic system criticality analysis, disaster recovery plan (DRP), emergency mode operations plan, and procedures for periodic testing and revision of the contingency plan.

VIII. Data Backup and Storage

A.	SVHC and its affiliates will implement procedures to create, maintain and verify retrievable exact copies of ePHI.

B.	The frequency, retention and the storage location of data backups should be based on criteria including but not limited to the following:

1.	Patient care impact;
2.	Governmental regulations;
3.	Business operations; and
4.	Security best practices.

C.	Data backups of ePHI must be performed before movement of equipment as appropriate.

D.	Backup media must be stored in a safe environment, preferably in a different location, and must be available in the event of a system failure or other disaster.

E.	The security of the media must be maintained at all times during transport and storage.

IX.	Data Classification

A.	SVHC will define a data classification scheme which classifies data with respect to levels of sensitivity and confidentiality of the data. Security mechanisms for storage, transmission, handling, and destruction must be implemented to have a direct correlation to the classification of the data.

B.	Appropriate security measures must be implemented that correspond with the classification of the data.

X.	Email Use

A.	Email users are required to use the SVHC email systems in a professional, ethical and lawful manner, and in accordance with the SVHC and Ascension Health Standards of Conduct.

B.	SVHC and its affiliates reserve the right to monitor, access, review, copy or delete email messages, created on, received by, transmitted from or stored on SVHC systems. In approved situations, SVHC may disclose such messages to others, even when stored with a password.

C.	Authorized users have no legitimate expectation of privacy in their use of SVHC email systems. Email messages sent from or received by an SVHC system belong to SVHC and are not considered private, even if they are accessed via a personal access code.

D.	Use of SVHC systems and hardware constitutes consent to email monitoring, review, reproduction, and/or deletion. Any email message generated or received by an SVHC system is subject to inspection, disclosure, scheduled retention and disposition.

Xl.	Facility Access Control

A.	All servers and network electronics must be stored in environmentally safe and secure areas.

B.	Persons responsible for facilities that house servers or network electronics must have documented standards and procedures for gaining access.

C.	Persons requiring access to SVHC facilities that house electronic information systems must follow established, documented procedures for gaining physical entry.

D.	Facility access control lists must be reviewed on a periodic basis.

E.	A visitor log must be maintained for all non-employed staff (or individuals that would not normally require access) entering secured computer facilities.

F.	Management must practice appropriate security measures for terminated and transferred employees to maintain site security, data integrity and confidentiality.

XII. Incident Handling, Tracking and Response

A.	SVHC will implement procedures to identify and respond to suspected or verified security incidents; mitigate to the extent practical, harmful effects of security incidents that are known to SVHC Information Services; and document security incidents and their outcomes.

B.	Any known security incidents that may impact SVHC or its affiliates must be reported to the Information Security Officer as soon as possible.

C.	Documentation of each incident must be maintained for a period required by local, state and federal regulations.

XIII. Internet Use

A.	Use of the Internet must be conducted in a professional, ethical manner and in accordance with the SVHC and Ascension Health Standards of Conduct.

B.	Use of the Internet that would violate any local, state, or federal law is strictly prohibited.

C.	Downloading of applications, files or software must adhere to SVHC policies.

XIV. Malicious Software / Anti-virus

A.	SVHC will deploy and maintain a current up-to-date anti-virus solution in their environments.

B.	With the exception of authorized security testing, any intentional creation or deployment of malicious software on a SVHC and/or affiliates electronic device is prohibited.

C.	Any electronic devices (including medical devices) that are susceptible to malicious code attacks must be protected or be isolated from the SVHC devices.

D.	Infected devices that have the potential to infect other devices must be immediately removed or isolated from the network until they are verified as virus-free and have been updated with current security fixes and/or patches.

XV. Media Disposal & Re-use

A.	Any individual responsible for the disposal or redeployment of electronic devices or media that contain ePHI or other sensitive, confidential, or protected data must be done in a manner that ensures that data cannot be recreated or recovered.

XVI. Mobile Device Security

A.	The individual in possession of a mobile device that contains SVHC data is responsible for ensuring the physical security of that device.

B.	Individuals must take appropriate measures to prevent unauthorized access to mobile devices that contain SVHC data.

C.	All mobile devices must utilize access management procedures as defined in the SVHC Information Services Remote Access policy.

D.	When exchanging data between mobile devices, precautions must be taken to ensure the integrity and confidentiality of the information being exchanged.

XVII. Perimeter Defense

A.	Any individual connecting an SVHC network device to a public network is required to deploy a firewall or similar perimeter defense system.

B.	Firewall devices must be configured to grant access to the SVHC network based on least privilege / minimum necessary information requirements.

C.	Periodic maintenance and review of firewall configurations (including rule sets) and vulnerability testing must be conducted to ensure continued protection.

D.	Any individual with a non-owned/non-supported device, or modality, is prohibited from attaching to an SVHC network port or wireless access point without proper authorization from Senior IT Management.

E.	Once deployed, firewall device access logs must remain on file for an appropriate pre-determined timeframe and be reviewed on a periodic basis.

F.	With the exception of authorized security testing, any attempt to circumvent the SVHC firewalls or other perimeter defenses is prohibited.

XVIII. Remote Access

A.	All remote access requests must follow the procedures outlined by SVHC access approval process.

B.	Establishing a remote connection to or through an SVHC network from a public network requires the use of an approved secure remote access method.

C.	With the exception of authorized security testing, any attempt to bypass information systems security measures and/or any activities involving the compromise of information systems security measures is prohibited.

D.	Anyone given remote access privileges to the SVHC network must only access the applications, systems and/or electronic data as defined in an approved access request. Any unauthorized attempt to access applications, systems and/or electronic data is prohibited.

E.	Remote access users must follow the access management procedures as defined in the SVHC Information Services Remote Access policy.

F.	All point-to-point connections must connect through a SVHC perimeter security device.

XIX. Risk Analysis & Risk Management

A.	SVHC will perform a periodic risk analysis that identifies all known risks associated with their systems containing ePHI and other confidential information.

B.	After identifying the risks associated with the systems, SVHC will develop, document and implement a risk management program that either identifies strategies to mitigate these risks or documents the justification on why these risks are being accepted.

X.X. Sanctions

A.	SVHC associates that do not adhere to SVHC and Ascension Health policies will be subject to disciplinary actions as defined in SVHC Administrative Policies 15.10 and 15.11 - Human Resources corrective action / sanction policies.

XXI. Security Awareness & Training

A.	St. Vincent will implement a security awareness and training program for all members of its workforce.

XX11. Terminations & Transfers

A.	All system or application owners and administrators providing or controlling access to SVHC electronic data or physical security are responsible for documenting and following standards and procedures for terminating, disabling, and modifying access of the system(s) or application(s) they are responsible for. These responsible parties are accountable for removing access or changing access level rights for the terminated or transferred individual in a timely manner once notification of the termination and/or transfer is received.

B.	Managers/Supervisors of terminated or transferred associates, physicians, contractors, volunteers, etc, must initiate the termination or transfer request immediately upon notification of the termination or transfer or by the effective date of the termination or transfer.

C.	Managers/Supervisors must ensure that appropriate access levels are given to or removed from individuals they supervise based on least privileges and minimum necessary information requirements.

D.	Managers/Supervisors are responsible for recovering 1D badges and other SVHC property (i.e. keys, pagers, cell phones, laptop PCs, proximity cards, and other SVHC assigned assets) from terminated individuals.

E.	All termination and transfer requests are to be considered confidential. All groups and individuals involved in the termination/transfer process must treat all such requests as confidential.

XXIII. Transmission Security

A.	Highly sensitive data, including ePHI, transmitted over public networks must be protected against unauthorized access. When appropriate, mechanisms to encrypt and verify the integrity of highly sensitive data must be implemented.

B.	Sensitive data, including ePHI, transmitted over public networks must use any of the listed methods to ensure the integrity of the data and protect against unauthorized access. The recommended methods are IPSEC, ESP, MD5, SHA I, 3DES, HMAC or AES; other methods may be used with the approval of the Information Security Officer (ISO).

XXIV. Vulnerability Management

A.	SVHC will implement a process and procedures for identifying IT security vulnerabilities; determining their applicability within the infrastructure; defining an appropriate response; and implementing corrective action. The goal of this process is to prevent exposures to the SVHC environment caused by allowing vulnerabilities to go unmanaged.

XXV. Wireless Access

A.	Any individual using a wireless device is prohibited from attaching the device to any SVHC wireless network without proper authorization from the Director of Information Technology or his designate.

B.	All wireless access to the SVHC network must use strong passwords and encryption methods.

C.	With the exception of authorized security testing, any attempt to circumvent the SVHC wireless security systems for wireless access to or though the SVHC network is prohibited.

XXVI. Workstation/Printer Use & Security

A.	Physical safeguards that restrict access to authorized users must be implemented for all workstations that access ePHI.

B.	Placement of all workstations and printers accessing and/or printing PHI/ePHI should be in areas that are away from the general public whenever possible so that unauthorized individuals cannot readily read nor have access to ePHI.

C.	Any stationary computer screens that display ePHI within clear view of unauthorized individuals must be equipped with privacy screens.

D.	Documents containing PHI or other sensitive information must be removed from printers and fax machines in a timely manner to avoid any possible unauthorized viewing.

E.	Workstations in areas that are vulnerable to theft must be protected using appropriate protection procedures and/or anti-theft technologies.

F.	All users are prohibited from installing unlicensed software on any SVHC system or device.

EXHIBIT G

Ascension Health Vendor Access Policy

Purpose:

The purpose of this policy is to set forth guidelines for relationships with Health Care Industry Representatives (HCIR). Ascension Health desires to provide a safe and effective environment for patients, associates, physicians and other allied health professionals, while complying with regulatory guidelines. This Vendor Access Policy is part of a continual processes improvement towards that end.

Objectives:

a. To establish a structured system throughout Ascension Health for education, training, and introduction of products, procedures, techniques, technology, and equipment to our associates and physicians.

b. Define conditions and requirements HCIRs must abide by to provide training, knowledge transfer, expertise, products and/or services within Ascension Health facilities.

Definitions:

Ascension Health: This term will be used throughout this document and is intended to include Ascension Health as a multi-hospital health system, each of our Health Ministries and/or individual locations dependent on the context of its use.

Associate(s): Includes practicing health care professionals and employees working at Ascension Health facilities.

Supply Chain Lead: An Ascension Health Associate responsible for managing vendors within the Health Ministry or facility.

Vendor Credentialing Service (VCS): VCS is the Ascension Health contracted vendor management/vendor credentialing system.

Health Care Industry Representative (HCIR): This is an industry accepted term used to refer to a sales or service professional that represents a company or companies to Ascension Health associate(s) including: physicians, nurses, buyers, purchasing agents, executives and other associates that may be general users or influencers of the company's product. HCIRs represent manufacturers, distributors, service companies, and other organizations. HCIRs generate sales, manage contracts, provide quotes, demonstrate products, make repairs, consult, and perform many other duties generally associated with representing their company. For the purposes of this policy, three (3) classifications of HCIRs are defined:

Classification 1: Non-clinical, Credentialed, Health Care Industry Representatives: HCIRs that do not serve primarily in clinical support roles but engage Ascension Health associates in a manner that requires some level of credentialing.

Classification 2: Clinical, Credentialed, Health Care Industry Representatives: HCIRs that may serve in clinical support roles. The roles of these HCIRs require them to typically work in patient care areas, and/or provide assistance to or consult with patient care associates.

Classification 3: Non-Credentialed Representatives: These representatives are typically delivery personnel or visiting administration. This classification will be utilized on an exception only basis.

Ascension Health's selected vendor credentialing system, VCS, further defines classifications by access levels. The VCS level definitions incorporate contracted personnel. (See addendum A)

Policy

Key points and rules

a.	It is the responsibility of each HCIR to properly register with VCS and be credentialed at the appropriate VCS Level for access to Ascension Health facilities and personnel.

b.	HCIRs will not be provided free or unlimited access to any floor, area, suite, or operating room within Ascension Health. No standing appointments are permitted. HCIRs will only be permitted to meet with associates in the Supply Chain Department. Access to Ascension Health non-supply chain personnel will only be permitted through VCS scheduling with approval of the Supply Chain Lead.

c.	HCIRs must bring any instrument and/or implant to the sterile processing department for wrapping and sterilizing 24 hours in advance of procedure. Flash sterilization is prohibited except in the event of an emergency.

d.	Any HCIR seeking access to an Ascension Health Ministry for the purpose of performing maintenance services must have an appointment, scheduled at least thirty (30) days in advance, with the Supply Chain Lead, or his or her designee.

e.	HCIRs are not permitted access to any operating room or surgical suite within Ascension Health without written request from a physician. Such request must specify and demonstrate a critical clinical need for the presence of the representative

f.	In-services will require authorization from the Supply Chain Lead. HCIRs will schedule an in-service at least 30 days in advance with the Supply Chain Office. All in-services will be conducted in the Supply Chain Department or designated education area.

a. All associates attending in-services will be provided CEUs by the HCIR's education department and the appropriate accrediting organization.

g.	Any distribution of samples and literature shall be coordinated and arranged through the Supply Chain Lead.

h.	HCIRs are strictly prohibited from providing demonstration model or loaner equipment to Ascension Health without having submitted a proposal for such equipment to the Supply Chain Lead and having received a zero dollar purchase order for such equipment prior to its arrival on the premises. All equipment brought in for demonstration/evaluation must have a safety check completed by biomedical engineering before the equipment can be used at Ascension Health.

i.	Vendor Products and/or services not expressly included within a contract executed between Ascension Health, one of its Health Ministries, or a designated GPO, vendor or product for which no purchase order was issued in advance (collectively referred to herein as "off contract products") may not be introduced or provided to the members of the medical staff or associates of Ascension Health for use. Any off contract products that are provided to and used by associates in violation of Ascension Health policy shall be deemed vendor donated product. Vendor shall not invoice for, nor receive any reimbursement for such off contract product from Ascension Health.

a.	Ascension Health recognizes that there may be instances where patient care dictates use of an off contract product. In such rare circumstances, the Health Ministry physician requesting use of the off contract product, with assistance from the HCIR, may apply for an exception to the off contract product policy. Please be aware that the exception process is time consuming and may take up to one hundred and eighty (180) days to resolve.

j.	Ascension Health initiates business with vendors by seeking bids or proposals from potential sources and awards contracts based on a variety of criteria. Copies of bids, quotations, special offers, etc. must only be submitted to Ascension Health Supply Chain or the Health Ministry's Supply Chain Leader regardless of the original requestor.

k.	Vendors shall submit all product recall notices to the Supply Chain Leads and to the attention of the appropriate hospital department designee within three days of notice. Please refer to Health Ministry's specific protocol.

l.	HCIRs are not permitted to take still or video pictures within the hospital without prior authorization from Ascension Health's legal department.

m.	Gifts and/or gratuities of any kind are prohibited. Displays and food items are also prohibited unless formally approved by the Supply Chain Lead. Approval shall be provided on an exception only basis.

Before Arriving

a. HCIRs must log in to VCS and generate an appointment request prior to each requested appointment. All vendor appointment requests will be reviewed by the Supply Chain Lead through the use of the VCS tool. Information required of vendor for successful appointment request will minimally include:

i.	Date of HCIR visit

ii.	Purpose of the visit

iii.	HCIR destination at the facility

iv.	Time of entry to the facility

v.	Time of exit from the facility by the HCIR

b. No HCIRs shall be given access to Ascension Health without the successful completion of the Ministry's vendor credentialing program and strict continued compliance to Ascension Health rules, standards, policies, and procedures.

c. HCIRs visiting Ascension Health must have an approved appointment prior to arrival on the premises.

d. HCIRs must review Ascension Health parking policies for any visit.

Upon Arrival

a.	HCIRs must comply with Ascension Health parking policies.

b.	A vendor credentialing system will usually be located in the Supply Chain Department, which may be at a different location than the main campus. An additional system with limited access will also be located in the Operating Room.

c.	HCIRs must register in at Ascension Health's designated VCS access point in Supply Chain or, when circumstance permits, near the operating room to receive their time/date sensitive identification for the appointment.

d.	HCIRs are required to wear at all times the time stamped badge while on the Ascension Health Campus.

While at the Ascension Health facility

a.	HCIR is required to wear the time sensitive badge generated by the VCS system throughout their visit to the facility.

b.	Category 2 HCIRs are required to comply with department specific policies.

c.	Medical staff, house staff, other associates, and visitors shall not be approached on the Ascension Health premises outside of Supply Chain. HCIR activities outside of approved appointments are prohibited.

Before Leaving

a. HCIRs must log out at a VCS access point at the conclusion of each scheduled appointment.

Non-Compliance Ramifications

a. HCIR non-compliance to this policy will result in the following consequences:

i.	First Violation: Supply Chain Lead will notify Ascension Health Regional Supply Chain Officer and the System Office of HCIR non compliance of policy. HCIR will be placed on probation for 30 days during which time they will not be able to conduct business at any Ascension Health facility.

ii.	Second violation: HCIR will be suspended from further business with Ascension Health.

iii. Repeated violations by multiple HCIRs from the same company will result in all HCIRs from that company being banned for a period of one year from all Ascension Health facilities, or indefinitely if warranted.

b. Based on the severity of the violation, the Supply Chain Lead may determine an immediate suspension is warranted. Any HCIR found in the violation of this policy or found to be inappropriately visiting a Health Ministry location may be charged with trespassing regardless of the number of violations.

HCIR signature/VCS acknowledgment of policy

I HAVE READ AND UNDERSTAND THE ABOVE REQUIREMENTS AND AGREE TO THE TERMS STATED THEREIN.

SIGNATURE: ___________________________________ DATE: ______________________

PRINT NAME: __________________________________ POSITION: _______________________________

COMPANY: _________________

Addendum A to Exhibit G

Classification 1: Non-Clinical, Credentialed, Health Care Industry Representative

VCS Level 1 (Red badge): Access to general hospital areas, non patient care or procedure areas.

Examples: Pharmaceutical representatives and managers, general medical sales representatives, laboratory representatives, distributor representatives and service technicians.

VCS Level 7: (White badge): Reserved Pharmaceutical representatives that access doctor offices but do not access hospitals. Pharmaceutical representatives that access hospitals will need to be credentialed as a level 1 vendor. Hospitals often require different policies and credentials.

Classification 2: Clinical, Credentialed, Health Care Industry Representative

VCS Level 2: (Blue badge) — Access to general hospital areas, patient care areas and procedure areas. Examples: Medical device representatives, technicians and company consultants. The required credentials allow you to be in live procedures.

VCS Level 3: (Green badge) — Access to general hospital areas and patient care areas. Vendor does not have access to procedure areas or live procedures.

VCS Level 6: Agency nurses, technicians, and any contracted representatives that access patient care areas and have patient contact. Health Ministry will require contractor to provide a competency document.

Classification 3: Non-Credentialed Representatives

VCS Level 4: (Yellow badge) — Administration and Delivery: Administrative and Delivery representatives and GPO representatives that access general hospital areas. Non vendors.

VCS Level 5: (Black badge) — Facilities Management: Maintenance, design and construction workers that access general hospital grounds

VCS Level 8: Representatives that have access to Protected Health Information (PHI). A Business Associate Agreement (BAA) is required. Examples: IT, Legal, Financial, Consultants, Interpreters, etc. If accessing remotely you will only need to sign policies.

EXHIBIT H

Visiting Vendor Policy

St. Vincent’s HealthCare

Medical Imaging Department Policy and Procedure Manual

Subject:	VENDOR/SERVICE ENGINEER VISITOR PASSES	#HR-04

Directive #:	HR.04	Present Date:	March 2011
Original Date:	July 2005	Review Date:	February 2012
Applicable To: SVHC & Affiliated Companies ☐ SVMC ☒ SCLM ☐ SLH ☒ FCPC ☐
Approval:

POLICY:

Requirement for service engineers and vendors entering the Medical Imaging Department to have a visitor/vendor badge.

PURPOSE:

To identify vendors/contractors as they provide services in the Medical Imaging Department and to ensure safety of our associates and patients.

PROCEDURE:

1.	Vendors and engineers scheduled to perform service on equipment, have been contracted by St. Vincent's/St. Luke's to work in the Medical Imaging Department, or have a scheduled appointment are requested to report to the Security Department upon their arrival at St. Vincent's or St. Luke's.

2.	Security will provide the vendor or engineer with a badge that must be worn while in the Medical Imaging Department.

3.	The vendor or engineer will be required to outline the hours he/she plans to be on site and must return the badge at the end of each day.

4.	If the vendor or engineer plans to be on site for more than one day, the badge must be returned before leaving and reissued upon arrival the next day.

5.	If the vendor or engineer will be on-site after normal working hours, Security should be notified with the name, company, and duration of the visit.

6.	A vendor must have a scheduled appointment with the Director, manager, or team leader prior to entering the Medical Imaging Department.

7.	Upon arrival to the Medical Imaging Department, the vendor or engineer must check in at the X-Ray waiting area in the hospital. The Medical Imaging manager or team leader will be contacted to escort the visitor to the appropriate area.

8.	No vendors will be seen by any Medical Imaging staff without a pre-scheduled appointment.

9.	Managers and Team Leaders are responsible for instructing vendors and contractors as to the content of this policy and all associates are responsible for enforcing this policy.

[END OF DOCUMENT]

Exhibit 3

1. RADIATION UNIT (RU), WEIGHT 18000 KG
1730
1850
1770
7. FRONT SIDE COVER, x2
WEIGHT APPROX. 11 KG EACH.
620
1760
150
11. SIDE COVER, x2
WEIGHT APPROX. 30 KG EACH.
690
1610
1760
12. ROOF COVER
WEIGHT APPROX. 19 KG.
1320
1390
450
2. PATIENT POSITIONING SYSTEM (PPS), WEIGHT 950 KG.
2720
1080
1460
8. RU BACK COVER
WEIGHT APPROX. 15 KG.
570
1030
1540
13. PPS SIDE COVER, x2
WEIGHT APPROX. 17 KG EACH.
730
2440
550
14. LOADING MACHINE LM3, WEIGHT 12000 KG
1890
1750
1170
3. OFFICE CABINET
WEIGHT APPROX. 70 KG.
600
600
800
5. MEDICAL CABINET
WEIGHT APPROX. 70 KG.
500
670
500
9. RU FRONT UPPER COVER
WEIGHT APPROX. 14 KG.
290
1310
920
15. Co-60 CONTAINER WITH TRANSPORT
PALLET (FLASK INSIDE). WEIGHT 4350 KG
Ø1040
1380
1480x1260
16. Co-60 FLASK.
WEIGHT 3000 KG
800
930
1120
4. OPERATOR CONSOLE
WEIGHT APPROX. 9 KG.
130
780
390
6. CUPBOARD FOR TOOLS
WEIGHT APPROX. 50 KG.
580
1010
790
10. RU FRONT LOWER COVER
WEIGHT APPROX. 3 KG.
1030
530
180

Drawn	Date	Checked	Date	Approved	Date
EA	060621				

ELEKTA

PERFEXION
SYSTEM MAIN PARTS

Reference | Sheet 1 | Cont. 1

Appendix 1

No.	Revision	C No	Date	Drawn

6500 [21'-4"]
4650 [15'-3"]
1650 [5'-5"]
TREATMENT ROOM
OPERATORS AREA
LOCALISATION/DOSIMETRY AREA

Min. 2500

A – A

1. Radiation Unit
2. Patient Positioning System
3. Treatment Room Monitor
4. Medical Cabinet
5. Camera
6. Operator Console
7. Treatment View Monitor
8. Video Monitor
9. Office Cabinet
10. Tool Cupboard
11. Treatmentroom Status Indicator
12. LGP Computer
13. LGP Printer

Note 1:
Dimensions of transportation way for Radiation Unit must be 1800x2000 mm (WxH).
Note 2:
Dimensions of doorways (including door frame) shall not be less than 1800 x 2000 (WxH).
Note 3:
Thickness of walls, floor and ceiling to be decided by the customer.

EA	06-05-05	Scale 1:50
ELEKTA	LEKSELL GAMMA KNIFE SITE LAYOUT	Appendix 2

1625
500
TREATMENT ROOM
TRANSPORTATION WAY ⑧

Min. 1800
Min. 2350
Min. 1200
TREATMENT ROOM DURING LOADING

2200
1260
1550
1650
450 450
RADIATION UNIT INSTALLATION

① 3 LOADINGS 200x200 MM, 6000 KG EACH.

② CONDUITS IN FLOOR.

③ POT HOLE IN FLOOR, 150x250x250 MM.

④ POT HOLE IN FLOOR, ⌀ 50x250 MM.

⑤ SURFACE PLANE TOLERANCE OF TREATMENT ROOM NOT TO EXCEED 3 MM IN 3 M.

⑥ PROTECTION PLATE USED DURING LOADING (SUPPLIED BY ELEKTA)

⑦ POSITION FOR ANKAR BOLT

⑧ THE TRANSPORTATION WAY FOR THE RADIATION UNIT MUST BE ABLE TO TAKE A LOAD OF 20000 KG/M2

NOTE 1:
MAXIMUM LOAD OCCURS DURING LOADING OF CO60 SOURCES.
POINT A: 1000 KG (4x)
POINT B: 3000 KG (2x)
POINT C: 2000 KG (4x)
POINT D: 6000 KG (3x)
POINT E: 500 KG (1x)
TOTAL: 34500 KG

EA	06-05-05	Scale 1:50
ELEKTA	LEKSELL GAMMA KNIFE FOUNDATION LAYOUT	Appendix 2

See Remark 4.
Mains in, Customer connection – See remark 3.
Network between image scanner and LGP Computer – Customer connection.
PH2
See Remark 5.
CPC
CON
OPERATORS AREA
LOCALISATION/DOSIMETRY AREA
LGP
TRM
CAM
ELC
PH1
EFL
DOS
RON
TREATMENT ROOM
TSI
ESS
PAS

Connection points and dimension of conduits.
CON–CPC: ø100 (4")
CON–CAM: ø50 (2")
CON–TRM: ø50 (2")
CON–RON: ø20 (0.75")
CON–LGP: ø20 (0.75")
ELC–CPC: ø125 (5") Signal Cables
ELC–CPC: ø100 (4") Power Cables
CON–EFL: ø20 (0.75")
ELC–ESS: ø20 (0.75")
ELC–PAS: ø20 (0.75")
ELC–DOS: ø20 (0.75")
ELC–TSI: ø20 (0.75")
CPC–TRM: ø50 (2")

CAM = Camera
CON = Operator Console
CPC = Computer Cabinet
DOS = Door Switch
EFL = Emergency Alarm Flashlight
ELC = Electronic Cabinet
ESS = Emergency Stop Switch (external)
LGP = Leksell Gamma Plan Computer
TRM = Treatment Room Monitor
TSI = Treatment Room Status Indicator
RON = Radiation On Sign
PAS = Pause Switch (external)

Remarks

1)
All conduits are to be installed by customer and shall be made to facilitate wiring with connectors. No sharp bends allowed.

2)
Location of conduits between ports are shown in principal on this drawing.

3)
The CPC requires a Mains inlet within 2m.
220 – 240 V / 100 –120 V, 50 / 60 Hz , 1000 VA

4)
Category 5 cable and RJ45 wallsockets placed by Operator Console (CON) and LGP Computer (LGP). Cable shall be shielded twisted pair (3x2). Sockets and wire installed by customer.

5)
There shall be a Mains cable up to ELC with 2m (6feet) extra length.
The cable shall be dimensioned to carry 100–220 V, 50–60Hz, 900VA.
Conductor cross section, rigid max. 6 mm2, flexible max. 4 mm2.
The Mains to the ELC shall be controlled by an appropriate switch located in the operator area.

6)
PAS, ESS and DOS are connected to ELC on the same connector at installation.

7)
EFL and RON are connected to CON on the same connector at installation.

8)
All electrical installations shall comply with local regulations.

9)
Placement of DOS, EFL, ESS, TSI, RON and PAS depends on customer preference.

				Scale 1:50
EA	06-05-09			
ELEKTA	LEKSELL GAMMA KNIFE ELECTRICAL LAYOUT			Appendix 2

Exhibit 5.1

St. Vincent's Medical Center

1 Shircliff Way

Jacksonville, FL 32204

Schedule 1

The Purchased Services Payment percentage and pro-rata share for capital expenditures are as follows:

Purchased Services Payment Percentage	Pro-rata Share for Capital Expenditures

*	Medical Center * JGKE *

Attachment 1

Physician Acknowledgement

I, Paul Ossi, M.D., as an (direct or indirect) owner or investor in JGKE, hereby represent and warrant that during the term of this Agreement, pursuant to the federal Stark Law, I will not (i) "refer" to Medical Center for any "designated health services," including but not limited to laboratory, radiology, radiation therapy, and inpatient/outpatient hospital services, and/or (ii) direct any other physician to make a "referral" to Medical Center, and/or (iii) control the "referrals" of any other physician to Medical Center. For purposes of the Stark Law, I agree and acknowledge that the term "referral" does not include a request by a radiation oncologist for radiation therapy or ancillary services necessary for, and integral to, the provision of radiation therapy, if the request results from a "consultation" initiated by another physician; and (ii) the tests or services are furnished by or under the supervision of radiation oncologist or another radiation oncologist in the same group practice. I further understand and acknowledge that a "consultation" means a professional service furnished to a patient by a physician if the following conditions are satisfied: (i) the physician's opinion or advice regarding evaluation or management or both of a specific medical problem is requested by another physician; (ii) the request and need for the consultation are documented in the patient's medical record; and (iii) after the consultation is provided, the physician prepares a written report of his or her findings, which is provided to the physician who requested the consultation. With respect to radiation therapy services provided by a radiation oncologist, I understand and acknowledge that a course of radiation treatments over a period of time will be considered to be pursuant to a consultation, provided that the radiation oncologist communicates with the referring physician on a regular basis about the patient's course of treatment and progress.

Paul Ossi, M.D.

Signed: /s/ Paul Ossi, M.D.
Date: 8/8/11

Attachment 1

Physician Acknowledgement

I, Scot N. Ackerman, M.D., as an (direct or indirect) owner or investor in JGKE, hereby represent and warrant that during the term of this Agreement, pursuant to the federal Stark Law, I will not (i) "refer" to Medical Center for any "designated health services," including but not limited to laboratory, radiology, radiation therapy, and inpatient/outpatient hospital services, and/or (ii) direct any other physician to make a "referral" to Medical Center, and/or (iii) control the "referrals" of any other physician to Medical Center. For purposes of the Stark Law, I agree and acknowledge that the term "referral" does not include a request by a radiation oncologist for radiation therapy or ancillary services necessary for, and integral to, the provision of radiation therapy, if the request results from a "consultation" initiated by another physician; and (ii) the tests or services are furnished by or under the supervision of radiation oncologist or another radiation oncologist in the same group practice. I further understand and acknowledge that a "consultation" means a professional service furnished to a patient by a physician if the following conditions are satisfied: (i) the physician's opinion or advice regarding evaluation or management or both of a specific medical problem is requested by another physician; (ii) the request and need for the consultation are documented in the patient's medical record; and (iii) after the consultation is provided, the physician prepares a written report of his or her findings, which is provided to the physician who requested the consultation. With respect to radiation therapy services provided by a radiation oncologist, I understand and acknowledge that a course of radiation treatments over a period of time will be considered to be pursuant to a consultation, provided that the radiation oncologist communicates with the referring physician on a regular basis about the patient's course of treatment and progress.

Scot N. Ackerman, M.D.

Signed: /s/ Scot N. Ackerman, M.D.
Date: 8/8/11

Attachment 2

Purchase and License Agreement

EXHIBIT C
TERMS AND CONDITIONS FOR HARDWARE

C 1. Definitions. The following terms used in this Agreement shall have the meaning set forth below:

C 1.1 "Contractual Delivery Date" means the date provided by Supplier at a reasonable time before Delivery specifying the date for delivery.

C 1.2 "Requested Delivery Date" means the tentative date of delivery of Hardware as requested by Customer in the Cover Page.

C 1.3 "Site Planning Criteria" are the technical data required for installation of the Hardware set forth in general terms in the site planning criteria (if any) provided by Supplier separately.

Purchase and License Agreement

C 8.      Warranty.

C 8.1    Supplier warrants that the Hardware will perform in accordance with the Scope of Supply and the Hardware will be free from defects in design, materials, and workmanship which result in non-compliance with the Scope of Supply for a period of twelve (12) months from:

(a)       the date that the Acceptance Test Protocol has been successfully completed in accordance with this Agreement;

(b)       if no Acceptance Test Protocol has been designated by Supplier, the Delivery of the Hardware;

(c)       in case of deferred installation, the date as per 6.1 (e).

C 8.2 Notwithstanding the foregoing, Supplier's warranty does not cover:

(a)       defects arising out of materials or parts provided, modified or designed by the Customer;

(b)       preventative maintenance;

(c)       defects emanating from the Customer's improper performance of this Agreement or improper use or maintenance of the Hardware;

(d)       normal deterioration, decay or wear and tear;

(e)       storage or environmental conditions at the Site that induce premature failure;

(f)       defects resulting from repairs or service of the Hardware supplied by other than by Supplier or its authorized representative; or

(g)       Deliverables other than Hardware.

Purchase and License Agreement

C 8.3 In the event that the Hardware or any part or component thereof shall fail to conform to the warranty, Supplier shall (or cause one of its Affiliates to) promptly repair or replace, at its option and at its expense, the defect in the Hardware or component thereof. Repair or replacement parts furnished or work performed under this warranty shall be warranted for:

(a)     the remainder of the original Warranty Period; or

(b)     for a period of ninety (90) days from and after the date of such repair or replacement.; whichever period of (a) and (b) that is the longer period.

C 8.4 The defective Hardware or part thereof which is replaced in accordance with this warranty shall be the property of Supplier. Supplier may, at its sole discretion replace parts with refurbished or modified parts of equal quality as the original parts.

C 8.5 In order to avail itself of its rights under this warranty, the Customer shall immediately notify Supplier in writing during the Warranty Period of any defects that appear under the warranty and shall give Supplier every opportunity of inspecting and remedying such defects.

Purchase and License Agreement

EXHIBIT D

TERMS AND CONDITIONS FOR SOFTWARE

D 1. Definitions. The following terms used in this Agreement shall have the meaning set forth below:

D 1.1 "Designated Equipment" means collectively the designated network and authorized workstation terminals, including but not limited to desktops, laptops, and/or PDAs operated by or associated with the Customer and/or as identified in the Scope of Supply.

D 1.2 "Documentation" means the specifications and other documentation relating to the use and performance of the Software (if any), provided by Supplier, in effect at the time such Software is licensed by the Customer.

D 1.3 "License Fee(s)" means the price for the Software license(s), if any, as specified in the Scope of Supply for the Software.

Purchase and License Agreement

D 5. Warranty.

D 5.1 Supplier warrants that the Software will perform substantially as described in the Documentation for a period of twelve (12) months from:

(a)      the date that the Acceptance Test Protocol has been successfully completed in accordance with the terms of this Agreement; or

(b)      if no Acceptance Test Protocol has been designated by Supplier for the Software, from the date of its acceptance in accordance with the acceptance procedure for Software described in 8.2 of these Terms and Conditions for Software.

D 5.2 Notwithstanding the foregoing, Supplier's warranty does not cover:

(a)      defects arising out of unauthorized repair, alteration or modification;

(b)     defects emanating from improper application, the Customer's improper performance of this Agreement, improper installation, installation and operation on other equipment than Designated Equipment;

(c)      accidental damage, negligence in use, improper storage, electrical power damage, Deliverables malfunction; abnormal operating conditions; or

(d)      Deliverables other than Software.

D 5.3 In the event that the Software shall fail to conform with the warranty, Supplier's sole liability to the Customer (subject to section D 5.4 below) shall be to (or cause one of its Affiliates to) provide such assistance as is necessary to cause the Software to perform substantially in accordance with Supplier's Documentation by providing a suitable "fix," "patch," or "work around" for the problem or a statement that an appropriate "fix" will be included in a future release of the Software, the time period within which the release is expected to be issued and a commitment to provide the release at no cost to the Customer.

D 5.4 If Supplier is unable, after reasonable effort, to cause the Software to perform substantially in accordance with the Documentation, then this Agreement may be terminated with respect to the Software at the option of either Party hereto without further obligation or liability and such termination shall (subject to section D 5.5 below) be the Customer's exclusive remedy and Supplier's sole liability in connection with the failure to remedy the breach of warranty.

D 5.5 In the event of termination during the warranty period as per section D 5.4 above, Supplier shall refund to the Customer all License Fee paid by the Customer for the affected Software. No refund shall be made if the License Fee is included in the Scope of Supply for the Hardware.

D 5.6 In order to avail itself of its rights under this warranty, the Customer shall immediately notify Supplier in writing during the Warranty Period of any defects that appear under the warranty, adequately describe any such failure encountered by the Customer and shall give Supplier every opportunity of inspecting and remedying such defects.

D 5.7 Supplier does not warrant that any Software is error-free or that its use will be uninterrupted.

D 5.8 Supplier shall not be obligated to remedy any Software defect which cannot be adequately repeated. Further in the event the Supplier spends time looking for a defect that cannot be found/repeated it shall be entitled to charge the Customer for the time spent at its list price in force at that time for such services.

D 6. DISCLAIMER OF WARRANTY.

D 6.1 EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5. ABOVE, THE SOFTWARE IS PROVIDED "AS-IS" WITHOUT ANY OTHER WARRANTY WHATSOEVER. ALL IMPLIED WARRANTIES; INCLUDING IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, SATISFACTORY QUALITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXCLUDED.

Purchase and License Agreement

EXHIBIT F

TERMS AND CONDITIONS FOR SERVICES

F 1. Definitions. The following terms used in this Agreement shall have the meaning set forth below:

F 1.1 "Hardware Maintenance and Support Service Fee" means the Supplier's price for the Services for the Hardware. The Hardware Maintenance and Support Service Fee for the current year is specified in the Cover Page.

F 1.2 "Service Fee" means individually or collectively the fee for Hardware Maintenance and Support Service and/or Software Maintenance and Support Service.

F 1.3 "Software Maintenance and Support Service Fee" means the Supplier's price for the Services for the Software. The Software Maintenance and Support Service Fee for the current year is specified in the Cover Page.

Purchase and License Agreement

Purchase and License Agreement

F 8. Warranties.

F 8.1 Supplier warrants that the Services will be carried out in a competent and professional manner and with all reasonable care and skill.

F 8.2 Supplier warrants that all replacement parts installed outside of the original Hardware warranty issued by Supplier are covered by a 90-day parts only warranty unless otherwise stated. Any replacement parts installed within the original Hardware warranty provided by Supplier are covered for the reminder of the Hardware warranty for both parts and labor.

F 8.3 Supplier reserves the right to replace any spare parts with new, modified or refurbished parts of substantially equal quality as the original parts in the course of providing the Services and any defective part which is replaced when providing the Services shall be the property of Supplier if Supplier so requests.

F 8.4 To the extent the Services specified in the Scope of Supply includes that the Hardware and/or Software shall perform substantially in accordance with its Scope of Supply and/or Documentation, whichever is applicable, and if Supplier is unable, after reasonable effort, to cause the Hardware and/ or Software subject to the Services to perform substantially in accordance with its Scope of Supply and/or Documentation, whichever is applicable, then the Services may be terminated with respect to the Hardware and/ or Software so affected at the option of either Party hereto without further obligation or liability. Such termination shall be the Customer's exclusive remedy and Supplier's sole liability in connection with the Services related to any such Hardware and/or Software.

F 8.5 Supplier shall not be obligated to remedy any Hardware and/or Software defect, failure, or error that cannot be adequately repeated.

F 8.6 New software products are not included in Supplier's standard Services and will be offered by Supplier to the Customer at Supplier's then current published prices and on such other terms and conditions as are acceptable to Supplier.